EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Yahoo! Inc.,

Innsbruck Acquisition Corp.,

and

interclick, inc.

Dated as of October 31, 2011

i

3.26	Required Vote	45
3.27	Brokers	45
3.28	Anti-Corruption Laws	45
3.29	Export Controls	46

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		47

4.1	Organization and Qualification	47
4.2	Authority	47
4.3	No Conflict	47
4.4	Required Filings and Consents	48
4.5	Litigation	48
4.6	Information in the Proxy Statement and Schedule 14D-9	48
4.7	Information in the Offer Documents	48
4.8	Sufficiency of Funds	49
4.9	Ownership of the Purchaser; No Prior Activities	49
4.10	Brokers	49

ARTICLE 5 COVENANTS		49

5.1	Conduct of Business by the Company Pending the Closing	49
5.2	Meeting of Stockholders to Approve the Merger	53
5.3	Access to Information	54
5.4	No Solicitation; Change in Recommendation	55
5.5	Appropriate Action; Consents; Filings	59
5.6	Certain Notices	61
5.7	Public Announcements	62
5.8	Indemnification of Directors and Officers	62
5.9	State Takeover Laws	63
5.10	Section 16 Matters	63
5.11	Employees	64
5.12	Benefit Plans	64
5.13	Rule 14d−10(d) Matters	65
5.14	Stockholder Litigation	65
5.15	Stock Exchange Delisting	65
5.16	Obligations of the Purchaser	65
5.17	FIRPTA Certificate	65

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		66

6.1	Conditions to Obligations of Each Party Under This Agreement	66

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		66

7.1	Termination	66
7.2	Effect of Termination	68
7.3	Amendment	69
7.4	Waiver	70

ii

ARTICLE 8 GENERAL PROVISIONS		70

8.1	Non-Survival of Representations and Warranties	70
8.2	Fees and Expenses	70
8.3	Notices	70
8.4	Certain Definitions	72
8.5	Terms Defined Elsewhere	79
8.6	Headings	84
8.7	Severability	84
8.8	Entire Agreement	84
8.9	Assignment	84
8.10	No Third-Party Beneficiaries	84
8.11	Mutual Drafting; Interpretation	84
8.12	Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury	85
8.13	Counterparts	86
8.14	Specific Performance	86

ANNEX I	Conditions to the Offer

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of By-Laws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2011 (this “Agreement”), is entered into by and among Yahoo! Inc., a Delaware corporation (“Parent”), Innsbruck Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”) and interclick, inc., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

RECITALS

WHEREAS, pursuant to this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding common stock, par value $0.001 per share, of the Company (the “Shares”), at a price per Share of $9.00 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) will be converted into the right to receive the Offer Price, payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, approve this Agreement and the Merger (the “Company Board Recommendation”);

WHEREAS, the boards of directors (or applicable committee thereof) of Parent and the Purchaser have, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of Parent and the Purchaser and their respective stockholders and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, as a condition to and inducement of Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain equityholders of the Company have executed and delivered to Parent and the Purchaser Agreements to Tender and Voting Agreements (the “Tender Agreements”), dated as of the date hereof, pursuant to which such equityholders have, among other matters, agreed to (i) tender the Shares beneficially owned by them in the Offer and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Tender Agreements;

WHEREAS, as a condition to and inducement of Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of Michael Katz, Andrew Katz, Jason Lynn, David Myers, Andrew Greenberg, Jake Dell’Aquila, Joseph Blodgett and Michael Marvul (each, a “Key Employee”) has accepted an offer of employment with the Parent, the Purchaser or an affiliate of Parent or the Purchaser and has executed and delivered all Contracts and other documents required by Parent and the Purchaser relating to such employment, which employment and Contracts shall become effective from and after, and shall be conditioned upon, the Closing;

WHEREAS, as a condition to and inducement of Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the Key Employees have executed and delivered to Parent and the Purchaser Non-Competition and Non-Solicitation Agreements, dated as of the date hereof (each, a “Non-Competition Agreement”); and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1
THE OFFER AND THE MERGER

1.1           The Offer

(a)           As promptly as practicable (and in any event within ten Business Days after the date hereof), the Purchaser shall commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer to purchase all the outstanding Shares at the Offer Price.  The consummation of the Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, shall be subject to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or any of its wholly-owned direct or indirect Subsidiaries, including the Purchaser, or with respect to which Parent or any of its wholly-owned direct or indirect Subsidiaries, including the Purchaser, otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis) and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote upon the adoption of this Agreement and approval of the Merger (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the “Minimum Condition”) and (ii) the satisfaction, or waiver by the Purchaser, of the other conditions and requirements set forth in Annex I.  The conditions and requirements to the Offer set forth in Annex I are for the sole benefit of the Purchaser and may be asserted by the Purchaser in its reasonable judgment regardless of the circumstances giving rise to such condition or may be waived by the Purchaser, in its sole discretion, in whole or in part at any time and from time to time, subject to this Section 1.1.

(b)           Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by the Purchaser, of the other conditions and requirements set forth in Annex I, the Purchaser shall accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly.  The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law.  To the extent any such amounts are so withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I.  The Purchaser expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions and requirements to the Offer set forth in Annex I in a manner materially adverse to the holders of Shares or (vi) extend the Expiration Date in a manner other than in accordance with this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares, occurring on or after the date of this Agreement and prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this sentence shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)           Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 12:00 midnight (New York City time) on the date that is 20 Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e)           If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied, or, where permitted by applicable Law and this Agreement, waived by the Purchaser, the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer on one or more occasions, for successive periods of up to 20 Business Days each, until the satisfaction or, where permitted by applicable Law and this Agreement, waiver by the Purchaser of such conditions.  In addition, the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the United States Securities and Exchange Commission (the “SEC”) or its staff.  Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be required to extend the Offer for any reason beyond April 30, 2012 (the “Outside Date”); provided however that if, as of such date, all conditions set forth in Annex I have been satisfied other than either (i) obtaining the Required Governmental Approval or (ii) both obtaining the Required Governmental Approval and satisfying the Minimum Condition, then either Parent or the Company may, in its sole discretion and pursuant to written notice to the other party no later than two Business Days prior thereto and no earlier than five Business Days prior thereto, extend such date for up to (but no more than) two successive 30 calendar day periods starting on May 1, 2012 (each such extension to be 30 days and, thereafter, the last date of each such additional thirty-day period shall for all purposes of this Agreement be the “Outside Date”) solely to satisfy such condition(s); provided further that in no event shall the Outside Date, as it may be extended pursuant to this Section 1.1(e), extend past June 30, 2012.  Nothing in this Section 1.1(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Article 7 hereof.

(f)           If necessary to obtain sufficient Shares to reach the Short Form Threshold (without regard to the exercise of the Top-Up Option), the Purchaser may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of up to 20 Business Days.  Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period.”  The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g)           The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article 7.  If this Agreement is terminated pursuant to Article 7, the Purchaser shall promptly (and in any event no later than the end of the next Business Day following such termination), irrevocably and unconditionally terminate the Offer.  If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h)           As soon as practicable on the date of the commencement of the Offer, the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”).  The Purchaser agrees to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act.  The Company shall promptly furnish to Parent and the Purchaser in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or the Purchaser for inclusion in the Schedule TO and the Offer Documents.  The Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Purchaser agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act.  The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review any such written responses and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

1.2           Company Actions

(a)           On the date of the filing of the Schedule TO with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4(d), contain the Company Board Recommendation.  The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable).  The Company hereby consents to the inclusion in the Offer Documents, subject to the provisions of Section 5.4(d), of the Company Board Recommendation.  The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act.  To the extent requested by the Purchaser, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents disseminated to the holders of Shares. The Company, on the one hand, and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act.  The Purchaser and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.  In addition, the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto.  The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

(b)           Promptly after the date hereof and otherwise from time to time as requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares.  In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any Third Parties to, cooperate with the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Stock Option Plan or other Benefit Plan, and to permit such holders of Shares to tender Shares in the Offer.

1.3           Directors

(a)           After the Purchaser accepts for payment such number of Shares tendered and not properly withdrawn as represents no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, the Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and its direct or indirect wholly-owned Subsidiaries, including the Purchaser, bears to the total number of Shares then outstanding.  After the Acceptance Time, the Company shall, upon the Purchaser’s request, take all actions as are necessary or desirable to enable the Purchaser’s designees to be so elected or designated to the Company Board, including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company Bylaws if necessary to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors, and shall cause the Purchaser’s designees to be so elected or designated at such time (any and all members of the Company Board immediately prior to any designees of the Purchaser joining the Company Board and who remain on the Company Board after any designees of the Purchaser join the Company Board, the “Continuing Directors”). If at any time the number of directors who are Continuing Directors is reduced to zero, then the other directors on the Company Board shall designate and appoint to the Company Board one director who is not a stockholder or affiliate of Parent or the Purchaser (other than as a result of such designation) and such director shall be deemed to be a Continuing Director for purposes of this Agreement.  After the Acceptance Time, the Company shall also, upon the Purchaser’s request, cause the directors elected or designated by the Purchaser to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the listing requirements of the NASDAQ Global Market (“NASDAQ”).  After the Acceptance Time, the Company shall also, upon the Purchaser’s request, take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Rule 4350(c) and make all necessary filings and disclosures associated with such status.  The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that Parent or its direct or indirect Subsidiaries, including the Purchaser, may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b)           The Company’s obligations to appoint the Purchaser’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable the Purchaser’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 1.3.  The Purchaser shall supply or cause to be supplied to the Company any information with respect to the Purchaser, its officers, directors and affiliates, and the proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c)           In the event that the Purchaser’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a), and without limiting Section 1.3(a), the Company shall cause the Company Board to have at least such number of directors as may be required by the rules of the NASDAQ or the federal securities Laws who are considered “independent directors” within the meaning of such Laws (“Independent Directors”); provided, that in the event the number of Independent Directors shall be reduced below the number as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate Persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ or the federal securities Laws, to fill such vacancies who shall not be stockholders or affiliates of Parent or the Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Purchaser’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a), and without limiting Section 1.3(a), in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company Charter, the Company Bylaws or applicable Law, the affirmative vote of a majority of the Continuing Directors then in office (or, if there shall be only one or two Continuing Directors then in office, all of such Continuing Directors then in office) shall be required to authorize (and such authorization shall not be effective unless there is in office at least one (1) Continuing Director) (i) the Company’s termination or amendment of this Agreement or any Promissory Note, (ii) the Company’s exercise or waiver of any of the Company’s rights, benefits or remedies under this Agreement, (iii) the taking of any other action of the Company Board under or in connection with this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect in any material respect the holders of Shares (other than Parent or its direct or indirect Subsidiaries, including the Purchaser), (iv) except as otherwise contemplated by this Agreement, the Company’s amendment of the Company Charter or the Company Bylaws or (v) any Contract between the Company or any of its Subsidiaries, on the one hand, and Parent or any if its Subsidiaries on the other hand.  The Continuing Directors shall have, and the Company Board shall take all necessary action to cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company, as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

1.4           The Merger

(a)           Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b)           At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger and all other applicable action by Parent and the Surviving Corporation, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law.  In addition, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Law.

(c)           The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of the Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)           If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.5           Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or written waiver (where permitted by applicable Law) of those conditions at the Closing), at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, unless another time, date or place is agreed to in writing by the parties hereto.  On the Closing Date, or on such other date as Parent and the Company may agree to in writing, the Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at the date and time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.6           Merger Without Meeting of Stockholders.  Notwithstanding the terms of Section 5.2, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and the exercise of the Top-Up Option, the Purchaser holds of record at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the approval of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with the DGCL.

1.7           Top-Up Option

(a)           The Company hereby irrevocably grants to the Purchaser an option, exercisable from and after the Acceptance Time only upon the terms and subject to the conditions set forth herein, to purchase from the Company, at a price per share equal to the Offer Price, an aggregate number of newly-issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Purchaser at the time of exercise of the Top-Up Option, constitute one share more than 90% of the number of shares of Company Common Stock outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option (the “Top-Up Option”); provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s then total authorized and unissued Shares.  Upon the Purchaser’s request, the Company shall cause its transfer agent to certify in writing to the Purchaser the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.  The Purchaser shall pay the Company the aggregate par value of the Top-Up Option Shares in cash and the balance of the aggregate price required to be paid for the Top-Up Option Shares by delivery of a non-negotiable and non-transferable promissory note (the “Promissory Note”).  The Promissory Note shall be full recourse against the Purchaser, shall be guaranteed by Parent, shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and may be prepaid without premium or penalty. Parent, the Purchaser and the Company acknowledge and agree that, in any appraisal proceeding related to this Agreement, the fair value of the Shares subject to the appraisal proceeding shall be determined in accordance with the DGCL without regard to the exercise by Parent or the Purchaser of the Top-Up Option, any Shares issued upon exercise of the Top-Up Option or the Promissory Note.

(b)           Provided that no applicable Law shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, the Purchaser may exercise the Top-Up Option, in whole but not in part, after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement (it being agreed and understood that for all purposes of this Agreement and Annex I, any listing requirement of any national securities exchange shall not be deemed to prohibit or make illegal the exercise of the Top-Up Option or the issuance of the Top-Up Shares).

(c)           To exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares that the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”).  The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”).  At the Top-Up Closing, the Purchaser shall deliver to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares in an aggregate amount equal to the purchase price specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Option Shares.  Such certificates shall include any legends that are required by applicable Law.  The Purchaser acknowledges that the Top-Up Option Shares shall not be registered under the Securities Act, and shall be issued in reliance upon an exemption for transactions not involving a public offering.  The Purchaser agrees that the Top-Up Option, and the Top-Up Option Shares are being and shall be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1           Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holders of any of the following securities:

(a)           Conversion of Company Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the certificate formerly representing such Shares in accordance with Section 2.2 (provisions with respect to Restricted Shares are also addressed in Section 2.4(b)).

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser, shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c)           Purchaser Common Stock.  Each share of common stock, par value $0.001 per share, of the Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2           Payment for Securities; Surrender of Certificates.

(a)           Paying Agent.  At or prior to the Effective Time, the Purchaser shall designate a reputable bank or trust company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”).  At or promptly after the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement.  Such funds shall be invested by the Paying Agent as directed by the Purchaser, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares.  Earnings from such investments shall be the sole and exclusive property of the Purchaser, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b)           Procedures for Surrender.  As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as the Purchaser or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Purchaser, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share.  Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c)           Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)           Termination of Fund; Abandoned Property; No Liability.  At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law.  If, prior to six  years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           Withholding Rights.  Parent, the Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law.  To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f)            Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that the Purchaser may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g)           Transfer Taxes.  If payment of the Offer Price or the Merger Consideration is to be made to any Person other than the registered owner of the applicable Shares (or, in the case of the Offer, if certificates for Shares not tendered or accepted for payment are to be registered in the name of any Person other than the registered owner of such Shares, or tendered certificates for Shares are registered in the name of any Person other than the Person signing the Letter of Transmittal), the amount of any Transfer Taxes (whether imposed on the registered owner or such other Person) payable on account of the transfer will be deducted from the amount to be paid to such Person, unless satisfactory evidence of the payment of such Transfer Taxes or exemption therefrom is submitted to the Purchaser.

2.3           Dissenting Shares.  Notwithstanding anything to the contrary set forth in this Agreement, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Section 262 of the DGCL in connection with the Merger (collectively, “Dissenting Shares”) shall be converted into a right to receive that portion of the Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in Section 2.1(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.  Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL).  In the event that any holder of Company Common Stock fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Common Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall be converted into the right to receive the Merger Consideration issuable pursuant to Section 2.1(a) in respect of such shares as if such shares had never been Dissenting Shares, in accordance with and following the satisfaction of the applicable requirements and conditions set forth in Section 2.2.  The Company shall give Parent prompt notice (and in no event more than two Business Days) of (i) any demand received by the Company for appraisal of Company Common Stock (and shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand) or (ii) any notice of exercise by any holder of Company Common Stock of appraisal rights in accordance with the DGCL.  The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights.

2.4           Treatment of Options; Restricted Stock; Warrants.

(a)           Treatment of Options.

(i)           Immediately prior to the Effective Time, each outstanding and unexercised option to purchase Shares (each, a “Company Option”) that is vested and was granted under any stock option plan of the Company or any other equity plan or other Contract (collectively, the “Company Stock Option Plans”), shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive from the Company, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to all applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of vested Shares subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Company Option immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Option Payments”), with the understanding that, for purposes of this clause, if there are different exercise prices for different Company Options held by the same holder, separate calculations shall be made for each exercise price.  Notwithstanding the foregoing and for the avoidance of doubt, to the extent the per share exercise price for the shares of Company Common Stock that would have been issuable upon exercise of such Company Option is greater than the Offer Price, the Company Option shall be terminated and cancelled at the Effective Time and no Option Payment shall be made. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, if any.  The Option Payments shall be paid by Parent or the Surviving Corporation as soon as practicable following the Effective Time, without interest.  Each Company Option that is unvested immediately prior to the Effective Time (after giving effect to any accelerated vesting that occurs in connection with the Offer or the Merger, including, without limitation, any accelerated vesting that occurs pursuant to Section 2.4(a)(iii)) and is held by an individual who, after the Effective Time, is not an “employee” of Parent or an affiliate of Parent within the meaning of General Instruction A(1)(a)(1) of Form S-8, shall be cancelled as of immediately prior to the Effective Time without payment of any Merger Consideration or other amount with respect thereto or in settlement therefor, and the Company shall take all necessary action to provide for such cancellation and treatment.

(ii)          Immediately prior to the Effective Time, Parent shall assume, in a manner that complies in all material respects with Sections 409A and 424(a) of the Code, each unvested Company Option that is outstanding immediately prior to the Effective Time and held by an individual who, after the Effective Time, is an “employee” of Parent or an affiliate of Parent within the meaning of General Instruction A(1)(a)(1) of Form S-8 (each, an “Assumed Company Option”) and each Company Stock Option Plan pursuant to which any Assumed Company Option has been granted (as to such Assumed Company Options, but not as to the authority to grant new awards after the Effective Time).   Each Assumed Company Option shall thereafter be exercisable, on substantially the same terms and conditions as in effect at the Effective Time, for such number of shares of Parent Common Stock that equals the number of shares of Company Common Stock subject to such Company Option as of the Effective Time multiplied by the Equity Exchange Ratio (rounded down to the nearest whole number).  The exercise price per share of each such Assumed Company Option shall be equal to the exercise price per share set forth at the Effective Time in the option agreement for such Company Option divided by the Equity Exchange Ratio (rounded up to the next whole cent).  The Company and the administrator of the applicable Company Stock Option Plan(s) shall each use its commercially reasonable efforts to cause the Company Stock Option Plan(s) and all Assumed Company Options to be assumed by Parent on the terms and conditions set forth in this Section 2.4(a)(ii).  As soon as practicable after the Effective Time, Parent shall make available to holders of Assumed Company Options a statement setting forth such holders’ rights pursuant to the Assumed Company Options, including the number of shares of Parent Common Stock subject to each such Assumed Company Option, the exercise price of each such Assumed Company Option.

(iii)         The parties hereby acknowledge that the Company shall, prior to the Acceptance Time, take all necessary action to provide that each unvested Company Option that is outstanding under the Company’s Amended and Restated 2007 Equity Incentive Plan or the Company’s Amended and Restated 2007 Incentive Stock and Award Plan immediately prior to the Effective Time and is held by an individual who is a non-employee director of the Company or an employee of the Company as of immediately prior to the Effective Time who is not offered employment by Parent or an affiliate of Parent on or prior to the Effective Time shall vest in full immediately prior to the Effective Time.

(iv)        The Company shall, prior to the Acceptance Time, take any and all action as may be necessary to amend the Company’s 2011 Equity Incentive Plan, as amended (the “2011 Stock Option Plan”), to provide that such plan shall not automatically terminate upon the occurrence of a “Change in Control” (as defined in the 2011 Stock Option Plan).

(v)         In no event shall the vesting of a Company Option that is held by a Continuing Employee or an employee who resigns his or her employment with the Company or revokes his or her offer acceptance with Parent or an affiliate of Parent, in each case, on or prior to the Effective Time accelerate in connection with the transactions contemplated by this Agreement, such resignation or such revocation.

(vi)        The Company shall, prior to the Effective Time, take (or cause to be taken) any and all action, and shall obtain all such consents, as may be necessary to effect the foregoing provisions of this Section 2.4(a).

(vii)       Parent will use its commercially reasonable efforts to cause Parent Common Stock issuable upon vesting of the Assumed Company Options to be registered with the SEC on Form S-8 no later than 90 days following the Effective Time, will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Company Options remain outstanding and will maintain a sufficient number of reserved shares of Parent Common Stock for issuance upon exercise or vesting, as applicable, thereof.

(b)           Treatment of Restricted Stock and Restricted Stock Units.

(i)           Each Share that, as of immediately prior to the Effective Time, is subject to a risk of forfeiture, a right of repurchase in favor of the Company, or to restrictions on transfers under the applicable award agreement or Benefit Plan, that is outstanding immediately prior to the Effective Time under any Contract, instrument or plan set forth in Section 3.2(b) of the Company Disclosure Schedule (each, a “Restricted Share”) shall be converted into the right to receive the Merger Consideration, without interest, as provided in Section 2.1(a), such Merger Consideration to be paid to the holder of such Restricted Share in accordance with the vesting schedule applicable to such Restricted Share, in each case subject to all applicable withholding or other Taxes required by applicable Law.  The Company shall obtain, prior to the Closing, the consent from each holder of a Restricted Share to the amendment of the terms governing such Restricted Share to permit the treatment set forth in this Section 2.4(b)(i) (unless such consent is not required under the terms of the applicable Contract, instrument or plan).

(ii)          At the Effective Time, each award of restricted stock units with respect to Company Common Stock (“Company RSUs”) shall be assumed by Parent and shall be converted into a new award of Parent restricted stock units (“Assumed RSUs”) covering a number of shares of Parent Common Stock equal to the product of (rounded down to the next whole number) (i) the number of shares of Company Common Stock covered by the such Company RSU award immediately prior to the Effective Time multiplied by (ii) the Equity Exchange Ratio. Each Assumed RSU shall otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements and other terms and conditions set forth in the applicable Company Stock Options Plan and the applicable restricted stock unit or other Contract) as are in effect immediately prior to the Effective Time, except that Parent shall have any and all amendment and administrative authority with respect to such Assumed RSUs (subject, in the case of any amendment, to any required consent of the affected holder of such Assumed RSUs).

(iii)         The parties hereby acknowledge that the Company shall, prior to the Acceptance Time, take all necessary action to provide that each unvested Restricted Share and Company RSU that is outstanding under the Company’s Amended and Restated 2007 Equity Incentive Plan or the Company’s Amended and Restated 2007 Incentive Stock and Award Plan immediately prior to the Effective Time and is held by an individual who is a non-employee director of the Company or an employee of the Company as of immediately prior to the Effective Time who is not offered employment by Parent or an affiliate of Parent on or prior to the Effective Time shall vest in full immediately prior to the Effective Time.

(iv)         In no event shall the vesting or lapse of risk of forfeiture, right of repurchase in favor of the Company or restrictions on transfers on Restricted Shares or Company RSUs that are held by a Continuing Employee or an employee who resigns his or her employment with the Company or revokes his or her offer acceptance with Parent or an affiliate of Parent, in each case, on or prior to the Effective Time accelerate in connection with the transactions contemplated by this Agreement, such resignation or such revocation.

(v)          Parent will use its commercially reasonable efforts to cause Parent Common Stock issuable upon vesting of the Assumed RSUs to be registered with the SEC no later than 90 days following the Effective Time, will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed RSUs remain outstanding and will maintain a sufficient number of reserved shares of Parent Common Stock for issuance upon exercise or vesting, as applicable, thereof.

(c)           Treatment of Company Warrants.

(i)           At the Effective Time, each Company Warrant that has not otherwise been exercised or expired shall be terminated immediately upon the Effective Time.  Neither the Surviving Corporation nor Parent shall assume any Company Warrant that is outstanding immediately prior to the Effective Time, whether or not then exercisable.  Following the Effective Time, no Company Warrant shall remain outstanding and, except as set forth in the preceding sentence, no holder of a Company Warrant shall have the right to receive any consideration from the Company, Parent or the Surviving Corporation upon the exercise or conversion of such Company Warrant or otherwise in respect thereof.

(ii)           The Company shall, prior to the Effective Time, take (or cause to be taken) any and all action, and shall obtain all such consents, as may be necessary to cause the holders of all Company Warrants that have not otherwise been exercised or expired prior to the Effective Time to agree to the treatment set forth in this Section 2.4(c) (including, without limitation, providing any notices required under the Contracts relating to such Company Warrants regarding the transaction contemplated by this Agreement).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company SEC Documents, in each case filed on or after January 1, 2011 and prior to the date hereof, and only to the extent reasonably apparent from the disclosure therein or incorporated by reference therein or in the exhibits filed therewith (other than (A) any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (B) information included in, or incorporated by reference as, exhibits and schedules to any Company SEC Documents that have been filed with the SEC) (and provided that the representations and warranties set forth in Section 3.2 shall not be qualified by any information in any Company SEC Documents) and (ii) as set forth in the disclosure schedule delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement (provided, however, that any disclosure contained in any section of the Company Disclosure Schedule relating to one section of this Agreement shall be deemed to be disclosed with respect to any other section of this Agreement to the extent the relevance of such disclosure to any such representation and warranty is reasonably apparent from the descriptions contained in the Company Disclosure Schedule to the reader without the need to review or consult additional documents), the Company hereby represents and warrants to Parent and the Purchaser as follows:

3.1           Organization and Qualification; Subsidiaries.

(a)           The Company and each of its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted.  The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, individually or in the aggregate, has not had a Company Material Adverse Effect.

(b)           The Company has delivered or caused to be delivered or made available to Parent and the Purchaser accurate and complete copies of the currently effective certificate of incorporation of the Company (the “Company Charter”) and bylaws of the Company (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary.  The Company is not in violation of the Company Charter or Company Bylaws, and the Company Subsidiaries are not in violation of their respective organizational or governing documents.

(c)           Section 3.1(c) of the Company Disclosure Schedule sets forth an accurate and complete list of: (i) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the jurisdictions in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each Company Subsidiary, as of the date of this Agreement.

3.2           Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 140,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), of which, as of the close of business on October 31, 2011, there were 25,195,499 shares issued and outstanding (and no shares of Company Common Stock held in treasury), including 946,325 Restricted Shares and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding or reserved for future issuance under any Contract.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)           As of the close of business on October 31, 2011, the Company had no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for 5,792,458 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Options Plans and 807,994 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Warrants, and as of the Closing Date, there shall be no Company Warrants outstanding.  All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Section 3.2(b)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all issued and outstanding Company Options, as of the close of business on October 31, 2011, including (A) the name of each holder of Company Options, (B) the grant date and expiration date of such Company Options, (C) the number of outstanding, unvested Company Options held by each such holder, (D) the total number of shares of Company Common Stock subject to each such Company Option, (E) the exercise price of each Company Option and (F) the vesting schedule (including any vesting acceleration provisions) and vested status of each such Company Option.   No Company Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.  Section 3.2(b)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of all outstanding awards of Restricted Shares, as of the close of business on October 31, 2011, including (w) the name of each holder of an award of Restricted Shares, (x) the number of Shares initially subject to such award of Restricted Share, (y) the number of Restricted Shares subject to each such award of Restricted Shares and (z) the vesting schedule (including any vesting acceleration provisions) of each such award of Restricted Shares along with any and all elections made under Section 83(b) of the Code.  All Company Options and Restricted Shares are evidenced by stock option or restricted stock agreements, in each case in the forms set forth in Section 3.2(b)(iii) of the Company Disclosure Schedule, and no such stock option agreement or restricted stock agreement contains terms that are inconsistent with or in addition to such forms. Each Company Option and each Restricted Share may, by its terms, be treated as set forth in Section 2.4. Section 3.2(b)(iv) of the Company Disclosure Schedule sets forth an accurate and complete list of all issued and outstanding Company Warrants, as of the close of business on October 31, 2011, including (A) the name of each holder of Company Warrants, (B) the number of Company Warrants held by each such holder, (C) the number of shares of Company Common Stock subject to each such Company Warrant and (D) the exercise price, expiration date and vesting schedule (including any vesting acceleration provisions) and any conditions to exercise of each such Company Warrant.  Accurate and complete copies of all Company Warrants have been provided or made available to Parent.  All Company Warrants have been issued and granted in compliance with applicable Law and all requirements set forth in the applicable Contracts related to such Company Warrants.

(c)           Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes, and the award agreement governing such grant was duly executed and delivered by each party thereto.  Each such grant was made in accordance with the terms of the applicable Company Stock Option Plan, the Exchange Act and all other applicable Laws, including the rules of NASDAQ.  The per share exercise price of each Company Option was at least equal to the fair market value of a share of Company Common Stock on the applicable Grant Date (as determined in accordance with the terms of the applicable Company Stock Option Plan and Sections 409A and 422 of the Code), and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.  The Company has not granted, and there is not, and has not been, any Company policy or practice to grant, Company Options prior to, or otherwise coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Company or any of the Company Subsidiaries or any of their financial results or prospects.

(d)           Except for the Company Options and the Company Warrants set forth in Section 3.2(b), as of October 31, 2011, there were no options, warrants or other rights, agreements, arrangements or commitments of any character (i) relating, convertible into or exchangeable for capital stock of any other Equity Interests of the Company or any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary.  Since the close of business on December 31, 2010, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interest of the Company.

(e)           There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary.

(f)           Section 3.2(f) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof.  The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person (including the Company), or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.  Since the close of business on December 31, 2010, no Company Subsidiary has issued any shares of capital stock or other Equity Interests.

3.3           Authority.

(a)           The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Merger.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, (i) the Company Stockholder Approval, if required and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL).  The Company Board, by resolutions duly adopted by unanimous vote of those voting on such matters at a meeting duly called and held, has, and as of the date of this Agreement not subsequently rescinded or modified in any way, (x) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (y) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (z) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement.  This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

(b)           The Company Board has taken or will take all action necessary to render Section 203 of the DGCL inapplicable to the execution, delivery or performance of this Agreement, the Offer, the Merger or the Top-Up Option, including the acquisition of Shares pursuant thereto, the Tender Agreements or any other transaction contemplated by this Agreement.  No other “moratorium,” “fair price,” “business combination,” “combinations with interested stockholders,” “control share acquisition” or similar provision of any state anti-takeover Law or other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares (collectively, “Takeover Statutes”) is, or at the Effective Time will be, applicable to the execution, delivery or performance of this Agreement, the Offer, the Merger or the Top-Up Option, including the acquisition of Shares pursuant thereto, the Tender Agreements or any other transaction contemplated by this Agreement.

(c)           The Company is not a party to any stockholder rights plan or “poison pill” agreement.

3.4           No Conflict.  None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, if required, conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary, (b) assuming that all consents, approvals, authorizations and permits described in Section 3.3 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had a Company Material Adverse Effect.

3.5           Required Filings and Consents.  Assuming the accuracy of the representations and warranties of Parent and the Purchaser in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) the receipt of the Company Stockholder Approval, if applicable, (c) compliance with the applicable requirements of the Exchange Act and the Securities Act, (d) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of NASDAQ, (f) compliance with the applicable requirements of the HSR Act and (g) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not had a Company Material Adverse Effect.

3.6           Permits; Compliance With Law.

(a)           The Company and each Company Subsidiary holds all licenses, permits, certificates, variances, exemptions, approvals and registrations of any Governmental Entity required by applicable Law or Order for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to conduct its business as currently conducted (the “Company Permits”), except where the failure to have any Company Permits, individually or in the aggregate, has not had a Company Material Adverse Effect.  Section 3.6(a) of the Company Disclosure Schedule contains an accurate and complete list of the Company Permits.  The Company and each Company Subsidiary is and since January 1, 2008 has been in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except where the failure to be in compliance with any Company Permits, or the failure of any Company Permits to be valid or in full force and effect, individually or in the aggregate, has not had a Company Material Adverse Effect.  No suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except for any such actions that, individually or in the aggregate, have not had a Company Material Adverse Effect.

(b)           Neither the Company nor any Company Subsidiary is or since January 1, 2008 has been in conflict with, default under or violation of, or is being or since January 1, 2008 has been investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not had a Company Material Adverse Effect.  No investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had a Company Material Adverse Effect.

3.7           SEC Filings; Financial Statements.

(a)           Since January 1, 2008, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”).  As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.  None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC.

(b)           All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.  Without limiting the generality of this Section 3.7(b), (i) no independent public accountant of the Company has resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

3.8           Internal Controls; Sarbanes-Oxley Act.

(a)           The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b)           Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.  No current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c)           To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any Law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(d)           The Company maintains and has maintained a standard system of accounting established and administered in accordance with GAAP.  Section 3.8(d) of the Company Disclosure Schedule lists, and the Company has made available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(e)           Accurate and complete copies of all written inquiries, interrogatories or comments with respect to any of the Company SEC Documents from the SEC, NASDAQ or any other Governmental Entity received since January 1, 2008, together with the Company’s responses thereto, have been furnished to Parent, and Parent has otherwise been made aware of any such inquiries, interrogatories or comments, together with the Company’s responses thereto, that were oral.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Entity or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

3.9           Books and Records.  The books and records of the Company and each Company Subsidiary have been, and are being, fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.  The minute books of the Company and each Company Subsidiary, all of which have been made available by the Company to Parent, contain complete and correct records of all meetings and other corporate actions held or taken by their respective stockholders (or equivalent) and boards of directors (or equivalent), including the applicable committees of their respective boards of directors (or equivalent).

3.10          No Undisclosed Liabilities.  Except for those liabilities and obligations (a) specifically reserved against or provided for in the unaudited condensed consolidated balance sheet of the Company as of June 30, 2011 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since July 1, 2011, which, individually or in the aggregate, have not had a Company Material Adverse Effect or (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent that would be required to be recorded or reflected on a balance sheet or the notes thereto under GAAP.

3.11          Absence of Certain Changes or Events.

(a)           Since January 1, 2011, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b)           Since January 1, 2011, there has not been any Company Material Adverse Effect.

(c)           There has not been any action taken by the Company or any Company Subsidiary from January 1, 2011 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.12          Employee Benefit Plans.

(a)            Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan and each Benefit Agreement.  With respect to each Benefit Plan and Benefit Agreement, the Company has provided to the Purchaser complete and accurate copies of (A) each such Benefit Plan or Benefit Agreement, including any amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) all summaries and summary plan descriptions, including any summary of material modifications, and any other notice or description provided to employees, (D) the three most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (E) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Benefit Plan and/or Benefit Agreement that is intended to qualify under Section 401(a) of the Code, (F) the three most recent annual reports on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (G) all other filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the Company’s knowledge, threatened audits or investigations) with respect to each Benefit Plan and Benefit Agreement.

(b)           Each Benefit Plan and Benefit Agreement (and any related trust or other funding vehicle) has been maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws.  Each of the Company and the Company Subsidiaries has performed all material obligations required to be performed by it under all Benefit Plans and Benefit Agreements.

(c)           No Benefit Plan is, and none of the Company, any of the Company Subsidiaries or any Commonly Controlled Entity sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) defined benefit superannuation fund or is otherwise a defined benefit plan (including, without limitation, any “multiemployer plan” within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).  No Benefit Plan or Benefit Agreement provides health, medical, life insurance or other welfare benefits to any individual after retirement or other termination of employment other than as required under Section 4890B of the Code, and no circumstances exist that could result in the Company or any of the Company Subsidiaries becoming obligated to provide any such benefits.

(d)            Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.  Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust.  There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan.

(e)           None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Participant to any compensation or benefit, (ii) entitle any employee of the Company or any of the Company Subsidiaries to resign or treat his or her employment as terminated, (iii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan or Benefit Agreement or (iv) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Benefit Plan or Benefit Agreement.

(f)            Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(g)           No Participant is entitled to receive any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(h)           Each Benefit Plan, Benefit Agreement and other plan or Contract maintained, established or entered into by the Company or any Company Subsidiary that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been (i) operated in good faith compliance with Section 409A of the Code or an available exemption therefrom from January 1, 2005 through December 31, 2008 (to the extent in existence during such period) and (ii) maintained and operated, since January 1, 2010 (to the extent in existence since such date), in documentary and operational compliance with Section 409A or the Code or an available exemption therefrom.  No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any Company Subsidiary as a result of the operation of Section 409A of the Code.

(i)             Neither the Company nor any Company Subsidiary has ever maintained, sponsored, participated in or contributed to, any Benefit Plan or Benefit Agreement subject to the Laws of any jurisdiction outside of the United States, and no Benefit Plan or Benefit Agreement provides compensation or benefits to any Participant subject to the Laws of any jurisdiction outside of the United States.

(j)             Neither the Company nor any Company Subsidiary is a party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of any other applicable Tax Laws).

3.13           Labor and Other Employment Matters.

(a)           Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, classification of employees, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational health and safety, plant closings, compensation and benefits, wages and hours, meal and rest periods, human rights, pay equity, industrial awards or agreements and superannuation. Section 3.13(a) of the Company Disclosure Schedule sets forth the names and current annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each Company Subsidiary and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position.

(b)           As of the Closing Date, the Company and each Company Subsidiary has paid in full all liabilities then due and payable in respect of Participants, including premium contributions, remittance and assessments for unemployment insurance, employer health tax, income tax, workers’ compensation and any liabilities under any other employment-related legislation, accrued wages, taxes, salaries, commissions, bonuses, benefits, compensation and employee benefit plan payments.  Neither the Company nor any Company Subsidiary has an obligation to re-instate any Participants.

(c)            Neither the Company nor any of the Company Subsidiaries is or has been a party to any collective bargaining, employee association or works council or similar Contract, and there are not, to the knowledge of the Company, any union, employee association or works council organizing activities concerning any employees of the Company or any of the Company Subsidiaries.  There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, or any Actions which are pending or, to the knowledge of the Company, threatened by or on behalf of any employees.  Neither the Company nor any of the Company Subsidiaries has recognized (or done any act which might be construed as recognition of) any trade union, whether voluntarily or in terms of any statutory procedure as set out in any applicable Law.  Since January 1, 2008, there have been no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries.

(d)           In the three years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any Company Subsidiary.

(e)           Section 3.13(e) of the Company Disclosure Schedule contains a list of all natural persons that are independent contractors, consultants, agents or agency employees currently engaged by the Company and each Company Subsidiary, along with the position, date of retention and rate of remuneration for each such individual.  Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary engages or retains any independent contractors, consultants, agents or agency employees (that are natural persons).

(f)           The employees of the Company and Company Subsidiaries have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such employees.  Any Persons now or heretofore engaged by the Company or any Company Subsidiary as consultants or contract laborers or independent contractors, rather than employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes.

(g)           The compensation committee of the Company Board is (and at all times during the past 18 months was, and at all times from the date of this Agreement to the first date on which the Purchaser’s designees constitute a majority of the Company Board pursuant to Section 1.3 will be) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.  The Company Board, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board is such an “independent director.”  On or prior to the date hereof, the compensation committee of the Company Board, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act.  For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company, Parent or any Company Subsidiary, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary, on the other hand, (ii) any Company Options, Restricted Shares or Company Warrants awarded to, or any acceleration of vesting of any Company Options, Restricted Shares or Company Warrants held by, any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary and (iii) other employment compensation arrangements entered into or proposed to be entered into between Parent or its direct or indirect Subsidiaries, on the one hand, and certain officers of the Company, on the other hand, each as described on Section 3.13(g) of the Company Disclosure Schedule.

3.14          Contracts; Indebtedness.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i)          any Contract that limits, or that after the Effective Time would limit, the freedom of the Company, any Company Subsidiary or any of the Company’s current or future affiliates (including Parent after the Effective Time) to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals;

(ii)         any Contract that relates to a partnership, joint venture or relationship for joint marketing or joint development with any other Person;

(iii)        any Contract that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $200,000 in any one year period (provided that, with respect to the Company’s customer Contracts entered into in the ordinary course consistent with past practice and on the form set forth in Section 3.14(e)(i) of the Company Disclosure Schedule, this Section 3.14(a) shall only apply to Contracts with Significant Customers);

(iv)        any Contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

(v)         any Contract that grants any right of first refusal or right of first offer or similar right with respect to any material assets of the Company or any Company Subsidiary;

(vi)        any acquisition Contract with a purchase price in excess of $200,000 or that contains “earn-out” provisions or other contingent payment obligations;

(vii)       any sale or divestiture Contract with a purchase price in excess of $200,000 or that contains ongoing indemnification obligations or other material obligations;

(viii)      any Contract which is likely to involve consideration of more than $200,000, in the aggregate, paid to or received by, the Company or the Company Subsidiaries over the remaining term of such Contract (provided that, with respect to the Company’s customer Contracts entered into in the ordinary course consistent with past practice and on the form set forth in Section 3.14(e)(i) of the Company Disclosure Schedule, this Section 3.14(a) shall only apply to Contracts with Significant Customers);

(ix)         each Contract with a Governmental Entity that involved aggregate payments of over $100,000 in 2010 or is reasonably likely to involve aggregate payments of over $100,000 in 2011;

(x)          any Contract that contains obligations of the Company or any Company Subsidiary secured by a Lien (other than a Permitted Lien), or provides for interest rate or currency hedging arrangements, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such Contract are greater than $200,000;

(xi)         any Contract for the employment or engagement of any officer, employee, consultant or other individual, including any Benefit Agreement, providing for aggregate annual payments by the Company or any Company Subsidiary in excess of $200,000;

(xii)        any Contract or plan, including any stock option or equity plan, that may or will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiii)       any collective bargaining agreement or other Contract with any labor union or severance or termination pay agreements, programs or policies;

(xiv)      any Contract relating to indebtedness for borrowed money or any financial guaranty in excess of $100,000 individually;

(xv)       any lease, sublease or other Contract with respect to the Leased Real Property (“Lease Agreements”);

(xvi)      any Contract related to the development, distribution, or provision of any Company Intellectual Property or Company Offerings, and any Contract related to the support or maintenance of any Company Intellectual Property or Company Offerings that requires payment in excess of $10,000 per year individually;

(xvii)     any Contract that concerns protection of, or imposes any obligations with respect to use or disclosure of, Trade Secrets other than Contracts on Company’s applicable standard form non-disclosure agreement without substantive changes;

(xviii)    any other Contract, whether or not made in the ordinary course of business, that is material to the Company and the Company Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect; and

(xix)       any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)           Each Contract of the type described in Section 3.14(a) and each Company Intellectual Property Contract (other than Unscheduled Outbound IP Contracts and Unscheduled Inbound IP Contracts) is referred to herein as a “Company Material Contract.”  Accurate and complete copies of each Company Material Contract have been provided or made available by the Company to Parent, or publicly filed with the SEC.

(c)           (i) Each Company Material Contract is a legally valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) each Company Material Contract is in full force and effect and, upon consummation of the Offer and the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence, (iii) the Company and each Company Subsidiary has in all material respects performed the obligations required by it under each Company Material Contract, (iv) none of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract and (v) neither the Company nor any Company Subsidiary has received any notice from any other party to any such Company Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

(d)           There are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Company Common Stock or any director, officer, employee or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice.

(e)           The Company provides services to its customers under the terms of the warranty described in Section 3.14(e)(i) of the Company Disclosure Schedule.  Neither the Company nor any Company Subsidiary currently has or previously has had, any material disputes concerning its services with any of the 30 largest customers of the Company or any Company Subsidiary in 2010, or for 2011 to date, based on amounts paid or payable by such Person during each such period (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction on the part of any such Significant Customer or any facts or circumstances that would lead to such material dissatisfaction.  Each Significant Customer is listed on Section 3.14(e)(ii) of the Company Disclosure Schedule.  Neither the Company nor any Company Subsidiary has received written or, to the knowledge of the Company, oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any Company Subsidiary, as applicable, or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or the Surviving Corporation or Parent).

(f)           Neither the Company nor any Company Subsidiary currently has or previously has had any material dispute concerning products and/or services provided by any supplier who was one of the 15 largest suppliers of products and/or services to the Company or any Company Subsidiary in 2010, or for 2011 to date, based on amounts paid or payable by such Person during each such period (each, a “Significant Supplier”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier or any facts or circumstances that would lead to such material dissatisfaction.  Each Significant Supplier is listed on Section 3.14(f) of the Company Disclosure Schedule.  Neither the Company nor any Company Subsidiary has received written or, to the knowledge of the Company, oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or any Company Subsidiary, as applicable, or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or the Surviving Corporation or Parent).  Each of the Company and the Company Subsidiaries has access, on commercially reasonable terms, to all products and services reasonably necessary to conduct their business as currently conducted, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.15           Litigation.

(a)           There is no suit, claim, action, proceeding, litigation, hearing, writ, injunction, notice of violation, investigation, arbitration, mediation, audit, dispute or demand letter (“Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary that, individually or in the aggregate, has had a Company Material Adverse Effect.  As of the date of this Agreement, Section 3.15 of the Company Disclosure Schedule sets forth a description of each current Action pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary.

(b)           Neither the Company nor any Company Subsidiary, nor any of their respective assets or properties, is subject to any order, writ, injunction, judgment, decree, decision, determination, ruling, subpoena, verdict, stipulation, award, settlement agreement or similar Contract, arbitration award or finding (“Order”) entered by or with any Governmental Entity or, to the knowledge of the Company, is subject to any continuing investigation by any Governmental Entity.

3.16           Environmental Matters.  Except as has not had a Company Material Adverse Effect:  (a) each of the Company and the Company Subsidiaries, and their respective predecessors (collectively, the “Inclusive Companies”) are in compliance in all material respects with all Environmental Laws and (b) during the period of the Company’s and the Company Subsidiaries’ use and occupancy, and, to the knowledge of the Company, during the period prior to the Company’s and the Company Subsidiaries’ use and occupancy, there have been no releases of Hazardous Substances at the Leased Real Property in quantities that are reasonably likely to result in remediation costs to the Company and the Companies Subsidiaries pursuant to Environmental Laws.  Neither the Company nor any Company Subsidiary has received written notice of any Environmental Claims against any of the Inclusive Companies, nor has any of the Inclusive Companies received any written notification of any allegation of any actual or potential responsibility for the disposal, release or threatened release at any location of any Hazardous Substance, in each case during the period of the Company’s and the Company Subsidiaries’ use and occupancy of the Leased Real Property.

3.17           Intellectual Property.

(a)           Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Offerings, including, where applicable, the title and most current version, release number and release date.

(b)           Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable: (i) for each Patent, the name of the current owner, the Patent number or application serial number, the jurisdiction in which it was filed, the filing and issuance/grant dates, and the present prosecution status, (ii) for each registered Trademark or Trademark application, the name of the applicant/registrant, the jurisdiction where the application/registration is located, the filing date, the registration date, duration of validity, application serial number or registration number, the class of goods covered, and the nature of the goods or services, (iii) for each Domain Name, the name of the registrant, the registration date, the expiration date, the renewal date, the registrar name, and contact information for the registrar, including its billing agent, (iv) for each registered Copyright or Copyright application, the name of the applicant/registrant, the jurisdiction where the application/registration is located, the application or registration number, and date of such application or registration and (v) for each item of Registered Company Intellectual Property, any Person other than the Company that has an ownership interest therein and the nature of such ownership interest.  Section 3.17(b) of the Company Disclosure Schedule also contains a complete and accurate list of all material unregistered Trademarks used or held for use by the Company or any Company Subsidiary in connection with the Company Offerings and all material unregistered Copyrights included in the Company-Owned Intellectual Property.

(c)           For each item of Registered Company Intellectual Property: (i) all necessary registration, maintenance and renewal fees due and payable as of the Closing Date have been paid, (ii) all documents necessary for obtaining, maintaining, perfecting, preserving and renewing the Registered Company Intellectual Property required to be filed as of the date hereof and as of the Closing Date have been filed with the appropriate Governmental Entity, (iii) each such item has been prosecuted in compliance in all material respects with applicable Law and (iv) there are no actions (including payment of any fees or filing of any documents) that must be taken within 90 days following the Closing Date (or reasonable estimation thereof) for purposes of obtaining, maintaining, perfecting, preserving or renewing such Registered Company Intellectual Property.

(d)           None of the Company-Owned Intellectual Property is involved in or subject to any pending or threatened Action regarding ownership, use, invalidity or enforceability, including any interference, reexamination, cancellation, or opposition proceeding.  There are no facts, circumstances, or information that would be expected to: (i) render any of the Intellectual Property Rights in the Company-Owned Intellectual Property invalid or unenforceable or (ii) adversely affect, limit, restrict, impair, or impede the ability of the Surviving Corporation to use and practice the Company Intellectual Property upon the Closing in the same or similar manner as currently used and practiced by the Company (and as currently planned to be used and practiced).  To the knowledge of the Company, the Company-Owned Intellectual Property is subsisting and in full force and effect, and has not been abandoned or passed into the public domain.

(e)           Section 3.17(e)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound under which the Company or any Company Subsidiary has granted or agreed to grant to any Third Party any assignment, license, covenant not to sue, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights (“Outbound Intellectual Property Contracts”), other than nondisclosure agreements, end user license agreements, and terms of use entered into in the ordinary course of business on Company’s or a Company Subsidiary’s applicable standard form agreement without material changes (“Unscheduled Outbound IP Contracts”). Section 3.17(e)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound under which any Third Party has granted or agreed to grant to the Company or any Company Subsidiary any assignment, license, covenant not to sue, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights (“Inbound Intellectual Property Contracts”), other than employment agreements between Company and its employees and non-exclusive, proprietary (i.e., non-Open Source) inbound Software licenses generally commercially available on commercially reasonable terms with annual license fees under $10,000 in the aggregate that do not relate to Intellectual Property or Intellectual Property Rights incorporated into any Company Offering (“Unscheduled Inbound IP Contracts”).

(f)           Neither this Agreement nor the transactions contemplated by this Agreement will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under, any Company Intellectual Property Contract.  Following the Closing Date, the Surviving Corporation will have and be permitted to exercise all of the Company’s (or the Company Subsidiary’s, as the case may be) rights under all Company Intellectual Property Contracts (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties included in the Company Intellectual Property) to the same extent the Company (or the Company Subsidiary, as the case may be) would have had, and been able to exercise, had the transactions contemplated by this Agreement not occurred, without payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company (or the Company Subsidiary, as the case may be) would have been required to pay anyway even if such transactions had not occurred.

(g)           Neither this Agreement nor the transactions contemplated by this Agreement, nor any Contracts to which the Company or any Company Subsidiary is a party (including the assignment (if any) to the Surviving Corporation upon or at any time following Closing, by operation of law or otherwise, of any such Contracts), will result in (i) any Third Party being granted the right to exercise any rights to or access to, or the placement in or release from escrow, any Intellectual Property, (ii) violation, breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under, the Company Intellectual Property Contracts or (iii) Parent or any of its affiliates or the Surviving Corporation (x) granting or being required to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Intellectual Property or Intellectual Property Rights, (y) being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or (z) being obligated to pay any amounts, or offer discounts to any Person, except, with respect to Surviving Corporation in each case (x)-(z), to the same extent that the Company or any Company Subsidiary would have been so obligated even if such transactions had not occurred.

(h)           The Company or a Company Subsidiary solely and exclusively owns all right, title and interest in and to (including the sole right to enforce) the Company-Owned Intellectual Property, free and clear of any and all Liens, and have not (i) licensed any such Company-Owned Intellectual Property, or any other Company Intellectual Property, to any Third Party, except pursuant to an Outbound Intellectual Property Contract listed in Section 3.17(e)(i) of the Company Disclosure Schedule or an Unscheduled Outbound IP Contract or (ii) exclusively licensed any such Company-Owned Intellectual Property, or any other Company Intellectual Property, to any Third Party.  The Company or a Company Subsidiary is listed in the records of the appropriate Governmental Entity as the sole owner of each item of Registered Company Intellectual Property.  All Licensed Company Intellectual Property is licensed by the Company or a Company Subsidiary pursuant to a valid Inbound Intellectual Property Contract listed in Section 3.17(e)(i) for use in the manner in which it is currently used by the Company or any Company Subsidiary.  All Company Intellectual Property is either Company-Owned Intellectual Property or Licensed Company Intellectual Property.

(i)           The Intellectual Property and Intellectual Property Rights included in the Company-Owned Intellectual Property and Licensed Company Intellectual Property include all of the Intellectual Property and Intellectual Property Rights that are necessary to enable the Surviving Corporation to conduct the business of the Company and any Company Subsidiaries as currently conducted, and, immediately following the Closing, the Surviving Corporation will own or have (pursuant to the Inbound Intellectual Property Contracts) the same rights that the Company and the Company Subsidiaries had immediately prior to the Closing with respect to such Intellectual Property and Intellectual Property Rights.

(j)           The Company and each Company Subsidiary has taken steps consistent with industry standards, and in any event no less than reasonable steps, to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Trade Secrets provided by Third Parties for which the Company has an obligation of confidentiality and any other Trade Secrets that are included in the Company Intellectual Property.  Neither the Company nor any Company Subsidiary has authorized the disclosure of any Trade Secret included in the Company Intellectual Property, nor has any such Trade Secret been disclosed to a Third Party by the Company or any Company Subsidiary, in each case other than pursuant to a valid and enforceable confidentiality agreement with respect thereto.  To the knowledge of Company, no Person has misappropriated, made any unauthorized disclosure of, or breached its confidentiality obligations with respect to any Trade Secret included in the Company Intellectual Property.

(k)           Each current and former employee, officer, consultant and contractor of the Company or any Company Subsidiary (“Company Personnel”), who is or has been involved in the development of any Company-Owned Intellectual Property or Company Offerings, has executed and delivered to the Company or the Company Subsidiary applicable employment or contractor agreements, non-disclosure agreements, and assignment agreements that assign to the Company or the Company Subsidiary all Intellectual Property and Intellectual Property Rights developed in connection with such Person’s work for the Company or the Company Subsidiary, which applicable documents contain contractual terms reasonably protective of for the Trade Secrets of the Company and the Company Subsidiaries.  To the knowledge of the Company, no Company Personnel is in breach of any such agreement.  No Company Personnel has any ownership, license, or other right in any Company-Owned Intellectual Property, and neither the Company nor any Company Subsidiary owes any royalties, license fees or other amounts to any Company Personnel with respect to any Company-Owned Intellectual Property.

(l)           To the knowledge of the Company no government funding, facilities or funding of a university, college, other educational institution or research center or funding from a granting agency was used in the development of any Company-Owned Intellectual Property or Company Offering.

(m)           The conduct of the business of the Company and any Company Subsidiary as currently conducted, including the design, development, use, provision, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Offerings (i) does not infringe, misappropriate, use or disclose without authorization, or otherwise violate any Intellectual Property Rights of any Third Party and (ii) does not constitute unfair competition or trade practices under the Laws of any relevant jurisdiction.

(n)           Neither the Company nor any Company Subsidiary has received any written notice (or been involved in any Action) alleging (or describing an allegation) that the Company or any Company Subsidiary, the business of the Company or any Company Subsidiary, or any Company Offering, infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any relevant jurisdiction.  No Action is pending or, to the knowledge of the Company, threatened against any Third Party who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any Company Subsidiary with respect to any such allegation or Action. Without limiting the foregoing, neither the Company nor any Company Subsidiary has received any correspondence asking or inviting the Company or any Company Subsidiary to enter into a Patent license or similar agreement or to obtain a release, immunity, or a covenant not to sue for Patent infringement with respect to the Patents of any other Person.

(o)           All use and distribution of Company Offerings or any Open Source by or through the Company or any Company Subsidiary is in full compliance with all Open Source licenses applicable thereto, including copyright notice and attribution requirements.  Section 3.17(o)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Open Source that is incorporated into, integrated or bundled with, linked with, or used in the development or compilation of, or otherwise used in or with any Company Offerings or Company-Owned Intellectual Property, and a description of (a) how the Company or any Company Subsidiary uses and/or distributes such Open Source, including (b) whether (and, if so, how) the Company or any Company Subsidiary has modified such Open Source, (c) whether the Company or any Company Subsidiary distributes such Open Source and (d) how such Open Source is or has been incorporated into, integrated or bundled with the Company Offerings or Company-Owned Intellectual Property or any portion thereof.  Section 3.17(o)(ii) of the Company Disclosure Schedule identifies the license applicable to each such item of Open Source.  Except as set forth in Section 3.17(o)(iii) of the Company Disclosure Schedule, the Company has not (A) incorporated Open Source into, integrated, bundled with or otherwise combined Open Source with, any Company Offerings or Company-Owned Intellectual Property in the nature of Software; (B) distributed Open Source in conjunction with or for use with any Company Offerings or Company-Owned Intellectual Property in the nature of Software; or (C) used Copyleft Materials in a manner that requires any Company Offerings, Company-Owned Intellectual Property in the nature of Software, or any portion thereof to be subject to Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof).

(p)           Neither the Company nor any Company Subsidiary has made a written claim or initiated any Action with respect to infringement, misappropriation or other violation of Intellectual Property Rights or with respect to unfair competition or trade practices against any Third Party, nor has the Company or any Company Subsidiary issued any written correspondence asking or inviting any Third Party to enter into a Patent license or similar agreement or to obtain a release, immunity, or a covenant not to sue for Patent infringement with respect to any Patents.

(q)           Prior to permitting the use or download of, or access to, a Company Offering by any Person, the Company and each Company Subsidiary requires such Person to enter into an end user license agreement or affirmatively agree to terms of use applicable to such Company Offering.  The Company has provided to Parent all forms of nondisclosure agreements, end user license agreements, terms of use and other standard form agreements that are currently or were at any time in use related to the use or download of, or access to, Company Offerings.

(r)           Section 3.17(r) of the Company Disclosure Schedule contains a list of all standard-setting organizations, industry bodies and other standards-related activities that the Company has participated in, been a member of, or contributed to and a description of, or reference to a description of, the nature of such organizations, bodies and other activities.

(s)            To the knowledge of the Company, the Software included in the Company Offerings or used by Company or any Company Subsidiary to develop and provide the Company Offerings is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).   To the knowledge of the Company, no advertisements served by or through the Company Offerings (including through the Company’s or any Company Subsidiary’s service providers) contain or have contained malicious online advertising, malvertisements, or other advertising that includes Contaminants.

3.18           Privacy; Data Security.

(a)           At all times since inception, the Company and any Company Subsidiary has provided accurate notice of its privacy practices on all of its websites and these notices have not contained any material omissions of the Company’s (or the Company Subsidiary’s, as the case may be) privacy practices or practices concerning the collection, use, and disclosure of Personal Information or information about a user or consumer that is not Personal Information, including data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, Software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application (“Non-Personal Information”).  The privacy policy or policies providing this notice and the periods each policy has been in effect are set forth in Section 3.18(a) of the Company Disclosure Schedule (hereinafter collectively, the “Privacy Policies”).  The privacy practices of the Company or any Company Subsidiary, as the case may be, conform, and at all times have conformed, in all material respects to their respective Privacy Policies at the time each Privacy Policy was in effect and with any public statements regarding the privacy practices of the Company or any Company Subsidiary, as the case may be.  The Company and each Company Subsidiary has complied in all material respects with all Laws relating to: (i) the privacy of users of (including Internet or mobile users who view or interact with) the Company Offerings and all of the websites of the Company or any Company Subsidiary, as the case may be, and (ii) the collection, use, storage, retention, disclosure, and disposal of any Personal Information or Non-Personal Information collected by the Company or any Company Subsidiary, or by Third Parties acting on the Company’s behalf or any Company Subsidiary’s behalf or having authorized access to the Company’s or any Company Subsidiary’s records.  The Privacy Policies and practices of the Company or any Company Subsidiary, as the case may be, concerning the collection, use, retention, disclosure, and disposal, of Personal Information or Non-Personal Information conform, and at all times have materially conformed, to all of the contractual commitments of the Company or any Company Subsidiary, as the case may be, including to viewers of the websites of the Company or any Company Subsidiary, as the case may be and users of (including Internet users who view or interact with) the Company Offerings and the contractual commitments of the Company or any Company Subsidiary, as the case may be, through which Company Offerings are offered.  The Company’s and each Company Subsidiary’s Privacy Policies and the Company Offerings conform, and at all times have materially conformed to applicable Law and, to the extent subject thereto, to the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2008), the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, and the Federal Trade Commission’s Principles for the Self Regulation of Online Behavioral Advertising (2010).  Except as required to process a transaction or provide the Company Offerings, the Company and each Company Subsidiary has not disclosed, and does not have any obligation to disclose, any Personal Information or Non-Personal Information to any Third Party.  The Company, each Company Subsidiary, the Company’s websites, each Company Subsidiary’s websites, and the Company Offerings, have made all disclosures to users or customers and obtained all necessary consents from users or customers required by applicable Law, and none of such disclosures made or contained in any of the Company’s or any Company Subsidiary’s websites or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law.  No Actions have been asserted or, to the knowledge of the Company, are threatened against the Company or any Company Subsidiary by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Privacy Policies or any applicable Law.  Neither this Agreement nor the transactions contemplated by this Agreement, including any disclosures of data, will violate the Privacy Policies as they currently exist or as they existed at any time during which any of the Personal Information or Non-Personal Information was collected or obtained.

(b)           To the knowledge of the Company, at all times since inception, the Company and each Company Subsidiary has complied in all material respects with any Law applicable to the Company or any Company Subsidiary, as the case may be, relating to the security of Personal Information to which the Company (or the Company Subsidiary, as the case may be), or Third Parties acting on the Company’s behalf, any Company Subsidiary’s behalf or otherwise having authorized access to the Company’s or any Company Subsidiary’s records, have access or otherwise collect or handle. To the knowledge of the Company, the Company’s and each Company Subsidiary’s information security practices conform, and at all times have conformed, in all material respects with (i) any information security statements made by Company or any Company Subsidiary, as the case may be, in its respective Privacy Policies at the time each Privacy Policy was in effect and (ii) all of the contractual commitments of the Company or any Company Subsidiary, as the case may be, including, but not limited to, any contractual commitments to analytics providers, data providers, publishers, advertisers and advertising networks, exchanges and advertising networks, through which Company Offerings are offered.  The Company and each Company Subsidiary has made no statements to the general public regarding the information security practices of the Company or any Company Subsidiary, as the case may be, other than those made in its respective Privacy Policies.  No Actions have been asserted or, to the knowledge of the Company, are threatened against the Company or any Company Subsidiary by any Person with respect to the security of Personal Information.  To the knowledge of the Company, there has been no unauthorized access to or unauthorized disclosure or use of Personal Information owned or licensed by the Company or any Company Subsidiary or in the Company’s or any Company Subsidiary’s possession or control by or to any Third Party, including any Governmental Entity.

3.19           Tax Matters.

(a)           Each of the Company and the Company Subsidiaries has timely filed or caused to be timely filed with the appropriate Governmental Entities all Tax Returns required to be filed by, or with respect to, it. All such Tax Returns are accurate, correct and complete in all material respects. All material Taxes of the Company or any Company Subsidiary or for which the Company or any Company Subsidiary could be liable, which are due and payable (whether or not shown on any Tax Return), have been timely paid.  No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that such entity is or may be subject to Tax by that jurisdiction.  As of June 30, 2011, the unpaid Taxes of the Company and the Company Subsidiaries did not exceed by a material amount the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2011 (rather than in any notes thereto), set forth in the Company SEC Documents.  Since June 30, 2011, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or inconsistent with past practice.

(b)           There is no Action concerning any Tax liability of the Company or any Company Subsidiary ongoing, claimed or raised by any Governmental Entity in writing or, to the knowledge of the Company, other than in writing.  Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes which waiver has not yet expired or agreed to any extension of time with respect to a Tax assessment or deficiency which extension has not yet run or in each case been requested in writing to do so.  Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract with respect to Taxes.

(c)           Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder of the Company or other Person.

(d)           The Company has delivered or made available to Parent correct and complete copies of all federal, state and foreign income and other material Tax Returns of the Company and the Company Subsidiaries for all Tax years open under the applicable statute of limitations, including, promptly upon their availability, for the most recent Tax year.

(e)           There is no Lien for Taxes on or against any property, right or asset of the Company or any Company Subsidiary, other than a Permitted Lien.

(f)           All deficiencies asserted and assessments made with respect to Taxes of the Company or any Company Subsidiary (i) have been fully paid or (ii) are being contested in good faith by appropriate proceedings and an adequate reserve therefor has been established in accordance with GAAP on the balance sheet included in the Company SEC Documents.

(g)           Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person (other than the Company and the Company Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Law), as a transferee or successor, by Contract or otherwise.

(h)           Neither the Company nor any Company Subsidiary has entered into a transaction under which gain or income has been realized but the taxation of such gain or income has been deferred under any provision of any applicable Law or by agreement with any Tax authority (including an installment sale, a deferred intercompany transaction, any change in method of accounting for a taxable period ending on or prior to the Closing Date, any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of any applicable Law) executed on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date, or a gain recognition agreement), or a transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), in each case if such gain or income recognition or such loss or credit recapture, if triggered, would give rise to a Tax liability.

(i)            Neither the Company nor any Company Subsidiary nor any of their affiliates or predecessors by merger or consolidation has been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(j)            Neither the Company nor any Company Subsidiary is or has been a party to a transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any other transaction requiring disclosure under similar provisions of any applicable Law.

(k)           Neither the Company nor any Company Subsidiary (i) has a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States, or operates or conducts business through any branch in any country other than the United States, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a United States corporation under Section 7874(b) of the Code or (iii) was created or organized both in the United States and in a foreign jurisdiction such that it would be taxable in the United States as a domestic entity pursuant to Treasury Regulation Section 301.7701-5(a).

(l)             Each of the Company and the Company Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.20          Insurance.  The Company has made available to Parent accurate and complete copies of all material insurance policies relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”).  Section 3.20 of the Company Disclosure Schedule contains an accurate and complete list of the Insurance Policies.  Each of the Insurance Policies is in full force and effect, all premiums due thereon as of the date hereof have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies.  Since January 1, 2008, none of the Company or any Company Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy.  There is no material claim by the Company or any Company Subsidiary pending under any of the Insurance Policies and no material claim made since January 1, 2008, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies.  None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.

3.21          Properties and Assets.  The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) (i) necessary to permit the Company and the Company Subsidiaries to conduct their businesses in all material respects as currently conducted and (ii) free and clear of all Liens other than Permitted Liens.  To the knowledge of the Company, the assets and properties (in each case, tangible or intangible) owned or used by the Company or the Company Subsidiaries are in reasonably satisfactory condition for their continued use as they have been used and reasonably adequate in all material respects for their current use, subject to reasonable wear and tear.  Notwithstanding the foregoing, it is understood and agreed that matters regarding Company Intellectual Property are addressed solely in Section 3.17 and not in this Section 3.21.

3.22          Real Property.  Neither the Company nor any Company Subsidiary owns any real property.  Section 3.22 of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) a description of the applicable lease, sublease or other Contract therefor and any and all amendments, modifications, side letters relating thereto and (iv) the current rent amounts payable by the Company or any Company Subsidiary related to each Leased Real Property.  No Lease Agreement is subject to any Lien granted by the Company or any Company Subsidiary, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens.  The Company or any Company Subsidiary, as applicable, enjoys peaceful and undisturbed possession of the Leased Real Property.  Each parcel of Leased Real Property is in material compliance with all Laws applicable to such Leased Real Property.  Neither the Company nor any Company Subsidiary has received written notice of any Action in eminent domain, expropriation, condemnation or other similar Actions that are pending, and, to the knowledge of the Company, as of the date hereof, there are no such Actions threatened in writing, affecting any portion of the Leased Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding Order or of any pending Action, and, to the knowledge of the Company, there is no such Order or Action threatened in writing, relating to the ownership, lease, use, occupancy or operation by the Company or any Company Subsidiary of the Leased Real Property.

3.23          Opinion of Financial Advisor.  The Company Board has received the written opinion (the “Fairness Opinion”) of GCA Savvian Advisors, LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Offer Price to be received by the stockholders of the Company pursuant to the Offer and Merger, taken together, is fair to such stockholders from a financial point of view.  The Company shall provide an accurate and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

3.24          Information in the Offer Documents and Schedule 14D-9.  The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9 (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act, Regulation M-A and any other applicable federal securities Laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by the Purchaser in writing expressly for inclusion therein.

3.25          Information in the Proxy Statement.  The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

3.26          Required Vote.  The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock is the only vote required, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

3.27          Brokers.  Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger.  The Company has heretofore made available to Parent accurate and complete copies of all Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.

3.28          Anti-Corruption Laws.

(a)            Neither the Company nor any Company Subsidiary, nor any officer, director, agent, consultant, employee or other Person acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, taken any action which would cause them to be in violation of:  (i) the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions, (ii) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder and (iii) any other applicable anti-corruption and/or anti-bribery Laws of any Governmental Entity of any jurisdiction applicable to the Company (whether by virtue of jurisdiction or organization or conduct of business).

(b)           The books, records and accounts of the Company and the Company Subsidiaries have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets.  There have never been any false or fictitious entries made in the books, records or accounts of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund.

(c)           Neither the Company nor any Company Subsidiary has entered into any transaction with any of its affiliates that has provided to the Company or any Company Subsidiary revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated Person.

3.29           Export Controls.  The Company and the Company Subsidiaries have at all times conducted their export and related transactions in all material respects in accordance with (i) all applicable export, re-export, and anti-boycott Laws of the United States, including the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), and United States economic sanctions Laws administered by the United States Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export control Laws in any countries in which the Company or any Company Subsidiary conducts business.  Without limiting the foregoing:

(a)           The Company and the Company Subsidiaries have obtained all material export licenses and other material consents, authorizations, waivers, approvals, and Orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Entity, and have met the requirements of any license exceptions or exemptions, as required in connection with (i) the export and re-export of products, services, Software or technologies, and (ii) releases of technology, technical data or Software to foreign nationals located in the United States and abroad (“Export Approvals”).

(b)           The Company and the Company Subsidiaries are in compliance in all material respects with the terms of all applicable Export Approvals.

(c)           There are no pending or, to the knowledge of the Company, threatened Actions against the Company or any Company Subsidiary with respect to Export Approvals.

(d)           To the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s export and related transactions that may give rise to any future Actions.

(e)           No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

(f)           Section 3.29(f) of the Company Disclosure Schedule sets forth the accurate and complete export control classification numbers applicable to the Company’s products, services, Software and technologies.

(g)           Neither the Company nor any Company Subsidiary currently violate and have not previously violated any United States or other applicable Laws involving restrictions or limitations on the use, development, export of or encryption of technology, and the business as currently conducted does not require the Company nor any Company Subsidiary to obtain a license pursuant to any applicable Laws regulating the development, commercialization or export of technology.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1           Organization and Qualification.  Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  Each of Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had a Parent Material Adverse Effect.

4.2           Authority.  Each of Parent and the Purchaser has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Merger.  The execution and delivery of this Agreement by each of Parent and the Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.  This Agreement has been duly authorized and validly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

4.3           No Conflict.  None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws (or any equivalent organizational or governing documents) of Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or the Purchaser or any other Subsidiary of Parent (each a “Parent Subsidiary”) or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, the Purchaser or any Parent Subsidiary pursuant to any Contract or permit to which Parent, the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had a Parent Material Adverse Effect.

4.4           Required Filings and Consents.  Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with the applicable requirements of the Exchange Act and the Securities Act, (c) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (d) such filings as may be required under the rules and regulations of NASDAQ, (e) compliance with the applicable requirements of the HSR Act and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not had a Parent Material Adverse Effect.

4.5           Litigation.  There is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or the Purchaser, or any executive officer or director of Parent or the Purchaser, that, individually or in the aggregate, has had a Parent Material Adverse Effect.

4.6           Information in the Proxy Statement and Schedule 14D-9.  The information supplied by the Purchaser in writing expressly for inclusion or incorporation by reference in any Proxy Statement and Schedule 14D-9 (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.7           Information in the Offer Documents.  The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein.  The Offer Documents (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

4.8           Sufficiency of Funds.  Parent has sufficient funds for the consummation of the transactions contemplated by this Agreement and the satisfaction of all of Parent’s and the Purchaser’s obligations under this Agreement, and, at the Acceptance Time and the Effective Time, Parent will have available, and will make available to the Purchaser, such funds, including the payment of the Offer Price in respect of each Share validly tendered and accepted in the Offer, the payment of the Merger Consideration in respect of the Merger and the payment of all associated Expenses.

4.9           Ownership of the Purchaser; No Prior Activities.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any Contracts with any Person.

4.10          Brokers.  Neither Parent, the Purchaser nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, the Purchaser or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

5.1           Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by applicable Law or as contemplated by this Agreement or otherwise with the prior written consent of Parent, the Company will, and will cause each Company Subsidiary to, (i) conduct its business only in the ordinary and usual course of business and consistent with past practice, (ii) use its commercially reasonable efforts to keep available, in all material respects, the services of the current officers, employees and consultants of the Company and each Company Subsidiary and preserve, in all material respects, the goodwill and current relationships of the Company and each Company Subsidiary with significant customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relationships and (iii) use its commercially reasonable efforts to preserve intact its business organization.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by applicable Law or contemplated by this Agreement, or otherwise with the prior written consent of Parent, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(a)           amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)           issue, deliver, sell, transfer, pledge, dispose of, grant a Lien or permit a Lien to exist on, or authorize, propose or agree to the issuance, delivery, sale, transfer, pledge or disposition of or granting or placing a Lien on, any shares of any class of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class of capital stock or other Equity Interests of the Company or any Company Subsidiary (including, for the avoidance of doubt, through the adoption of any stockholder rights plan or “poison pill” agreement), other than (i) pursuant to the requirements of Contracts of the Company or any Company Subsidiary as in existence on the date of this Agreement and which are set forth on Section 5.1(b)(i) of the Company Disclosure Schedule or (ii) pursuant to the vesting and/or exercise of Company Options, Restricted Shares and Company Warrants and other contractual rights that are in existence on the date hereof and in accordance with their current terms;

(c)           sell, pledge, dispose of, transfer, lease, license, guarantee, encumber, abandon or permit to lapse any material property or assets (including Intellectual Property Rights) of the Company or any Company Subsidiary, except to grant nonexclusive licenses to customers for use of Company’s products and services in the ordinary course of business consistent with past practice;

(d)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any Contract with respect to the voting or registration of its capital stock;

(e)           adjust, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(f)           merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(g)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or make any investment in any Person, other than acquisitions of goods and services in the ordinary course of business consistent with past practice;

(h)           incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;

(i)           make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary) other than in the ordinary course of business consistent with past practice in excess of $50,000 in the aggregate;

(j)           terminate, cancel, renew, or request or agree to any material change in or waiver under, any Company Material Contract, enter into any Contract that, if existing on the date hereof, would be a Company Material Contract, or amend any Contract in existence on the date hereof that, after giving effect to such amendment, would be a Company Material Contract;

(k)           make or authorize any capital expenditure in excess of $10,000 individually or $500,000 in the aggregate;

(l)           hire or terminate any officer or employee (except with respect to non-executive employees with aggregate annual compensation below $150,000);

(m)           take any action which would reasonably be expected to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition, results of operations of the Company or the relationships between the employees of the Company and the management of the Company;

(n)           (i) except as required to comply with any Law or any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, (A) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, bonuses, incentives, deferred compensation, pensions, severance or termination payments, change of control or retention payments, retirement, profit-sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company to any Participant, including without limitation, any increase or change pursuant to any Benefit Plan or Benefit Agreement, (B) adopt, establish, enter into, amend, modify or terminate any Benefit Plan, Benefit Agreement or collective bargaining, employee association, works council or similar Contract, (C) enter into any trust, annuity or insurance agreement or similar Contract or take any other action to fund or otherwise secure the payment of any compensation or benefit or (D) take any action to accelerate the time of vesting or payment of any compensation or benefit or (ii) take any action, directly or indirectly, that accelerates the vesting or accelerates the lapse of forfeiture or other restrictions on equity securities of the Company;

(o)           forgive any loans to directors, officers, employees or any of their respective affiliates;

(p)           pre-pay any long-term debt; or waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(q)           make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(r)           commence, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than those made in the ordinary course of business consistent with past practice and which involve only the payment of monetary damages not in excess of $100,000 individually or $200,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary;

(s)           make or change any material election with respect to Taxes; adopt or change any material accounting method with respect to Taxes; amend any United States federal or material other Tax Return; enter into any private letter ruling, closing agreement or similar ruling or Contract with the IRS or any other Tax authority; enter into any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract with respect to Taxes; consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; settle any Action with respect to a material amount of Taxes or forego any material Tax refund;

(t)           write up, write down or write off the book value of any assets, in the aggregate, in excess of $10,000 individually or $500,000 in the aggregate, except for depreciation and amortization in accordance with GAAP consistently applied;

(u)           take any action that is intended or would reasonably be expected to result in any of the conditions and requirements of the Offer set forth in Annex I or the conditions to the Merger set forth in Article 6 not being satisfied;

(v)           convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting (if such a meeting is required by applicable Law);

(w)           fail to keep in force Insurance Policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries as are currently in effect;

(x)           make any change in its investment policies with respect to cash or marketable securities;

(y)           grant to any Third Party any assignment, license, covenant not to sue, release, immunity or other right with respect to the Company Intellectual Property (other than nondisclosure agreements, end user license agreements, and terms of use entered into in the ordinary course of business on Company’s applicable standard form agreement without material changes ) or acquire from a Third Party a grant of any assignment, license, covenant not to sue, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights, other than employment agreements between Company and its employees and non-exclusive, proprietary (i.e., non-Open Source), inbound Software licenses generally commercially available on commercially reasonable terms with annual license fees under $10,000 in the aggregate that do not relate to Intellectual Property or Intellectual Property Rights incorporated into any Company Offering; or

(z)           authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2           Meeting of Stockholders to Approve the Merger.

(a)           Subject to Section 1.6 and solely to the extent approval of the stockholders of the Company is required under applicable Law to complete the Merger, promptly after the Acceptance Time, the Company shall prepare a proxy statement or information statement for the Special Meeting or, if applicable in accordance with Section 5.2(b), action by written consent in lieu of the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”), in either case, relating to the adoption and approval of this Agreement and the Merger.  The Purchaser and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.  The Company shall include the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable), and, unless an Adverse Recommendation Change in accordance with Section 5.4(d) has occurred, the Company Board Recommendation, in the Proxy Statement.  The Company, on the one hand, and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act.  The Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto.  The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

(b)           If approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the Acceptance Time, in consultation with the Purchaser, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with the Purchaser for a date after the Acceptance Time), (ii) as promptly as practicable after the Acceptance Time, file the Proxy Statement with the SEC, cause the Proxy Statement to be printed and mailed to the stockholders of the Company and convene and hold the Special Meeting and (iii) unless an Adverse Recommendation Change in accordance with Section 5.4(d) has occurred, use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger.  Notwithstanding the foregoing, if approval of the stockholders of the Company is required under applicable Law to consummate the Merger, at Parent’s election, Parent may act by written consent in lieu of the Special Meeting to adopt this Agreement, in which case the Company shall, in accordance with and subject to the requirements of applicable Law, as promptly as practicable after the Acceptance Time, file the Proxy Statement with the SEC and cause the Proxy Statement to be printed and mailed to the stockholders of the Company so as to enable the action by written consent to become effective as promptly as practicable under applicable Law.

(c)           At the Special Meeting or any postponement or adjournment thereof, or with respect to any action by written consent in lieu of the Special Meeting, Parent shall vote, or cause to be voted, or deliver consents or cause consents to be delivered as to, all of the Shares then owned of record by Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser, or with respect to which Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser otherwise has, directly or indirectly, sole voting power in favor of the approval of this Agreement and the Merger, and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

5.3           Access to Information.

(a)           From the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”), to:  (i) provide to Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times upon reasonable prior notice and in a manner that does not unreasonably disrupt or interfere with business operations, to the officers, employees, agents, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof (including Tax Returns) and (ii) furnish promptly such information concerning the business, properties, offices and other facilities, Contracts, assets, liabilities, employees, officers and other aspects of the Company and each Company Subsidiary as Parent or the Parent Representatives may reasonably request.  No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to modify or limit any representation or warranty made by the Company in this Agreement.

(b)           With respect to the information disclosed pursuant to Section 5.3(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated July 2, 2011, by and between the Company and Parent (the “Confidentiality Agreement”), paragraph 11 of which is hereby amended in its entirety to read as follows:

“11.  Term.  This Agreement between the parties shall expire on the earlier of (a) the Closing of that certain Agreement and Plan of Merger among Yahoo! Inc., Innsbruck Acquisition Corp. and interclick, inc., dated as of October 31, 2011 (the “Merger Agreement”) and (b) one year from the date of the Merger Agreement, provided that the terms of paragraph 6 shall survive the termination or expiration of this Agreement, and provided further that such expiration shall not relieve any party for liability for breach of this Agreement occurring before such expiration.”

5.4           No Solicitation; Change in Recommendation.

(a)           Except as expressly permitted by this Section 5.4, effective on the date of this Agreement, the Company shall, and shall cause each Company Subsidiary and Company Representative to, (i) immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party (other than Parent) that may be ongoing with respect to a Competing Proposal and (ii) request any such Third Party to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries.

(b)           Except as expressly permitted by this Section 5.4, the Company shall not, and shall cause each Company Subsidiary and Company Representative not to, at all times from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 7, directly or indirectly:  (i) solicit, initiate, or knowingly facilitate or knowingly encourage (including by providing non-public information) any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of the Company Subsidiaries to, or afford access to the books or records or officers of the Company or the Company Subsidiaries to, any Third Party relating to any Competing Proposal or any proposal or offer that would reasonably be expected to lead to a Competing Proposal, (iii) approve, endorse, recommend, execute or enter into, or publicly propose to approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive Contract (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”), (iv) take any action to make the provisions of any Takeover Statute (including Section 203 of the DGCL) or any applicable anti-takeover provision in the Company’s organizational documents inapplicable to any transactions contemplated by a Competing Proposal, (v) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar Contract entered into by the Company in respect of or in contemplation of a Competing Proposal (other than to the extent the Company Board determines in good faith, after consultation with its financial and legal advisors, that failure to take any of such actions under this Section 5.4(b)(v) would be inconsistent with the directors’ fiduciary duties under applicable Law and is necessary to facilitate a Competing Proposal in compliance with this Section 5.4) or (vi) propose, resolve or agree to do any of the foregoing.

(c)           Notwithstanding anything to the contrary contained in Section 5.4(b), if, at any time prior to the Acceptance Time, (i) the Company has received an unsolicited bona fide written Competing Proposal from a Third Party that did not arise out of any breach of this Section 5.4, (ii) the Company Board determines in good faith, after consultation with its financial and legal advisors, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (iii) the Company Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (x) furnish non-public information to such Third Party making the Competing Proposal and (y) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal; provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement and (B) any material non-public information concerning the Company or the Company Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or the Purchaser, be provided or made available to Parent or the Purchaser as promptly as reasonably practicable (and in no event later than 24 hours after it is provided or made available to such Third Party).  Prior to taking any of the actions referred to in this Section 5.4(c), the Company shall notify Parent and the Purchaser orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.4(c), together with an unredacted copy of the Competing Proposal submitted by such Third Party.

(d)           Except as expressly permitted by this Section 5.4(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or the Purchaser, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement, (iii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Competing Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the Company, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 Business Days after commencement thereof or fail to reaffirm the Company Board Recommendation within four Business Days after Parent so requests in writing, (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal made or received after the date of this Agreement (any of the actions described in clauses (i) through (iv) of this Section 5.4(d), an “Adverse Recommendation Change”) or (v) cause or permit the Company or any Company Subsidiary to enter into any Alternative Acquisition Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board shall be permitted to effect any Adverse Recommendation Change described in clause (i) of such definition or otherwise terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement, in each case solely with respect to a Superior Proposal, subject in each case to compliance with Section 5.4(e) and the concurrent payment of any amount owed Parent pursuant to Section 7.2, if the Company Board (A) has received a bona fide written Competing Proposal that the Company Board determines in good faith, after consultation with its financial and legal advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and the Purchaser pursuant to Section 5.4(e) and (B) determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)           The Company Board shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement with respect to a Superior Proposal unless (i) the Company has not breached this Section 5.4 in any respect as relates to such Superior Proposal, (ii) the Company has provided written notice (a “Notice of Superior Proposal”) to Parent and the Purchaser that the Company intends to take such action, which notice includes an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the Third Party making the Superior Proposal) and copies of all relevant documents relating to such Superior Proposal, (iii) during the four Business Days period following Parent’s and the Purchaser’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause the Company Representatives to, negotiate with Parent and the Purchaser in good faith (to the extent Parent and the Purchaser desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal and (iv) following the end of the four Business Days period, the Company Board shall have determined in good faith, after consultation with its financial and legal advisors, taking into account any changes to this Agreement proposed in writing by Parent and the Purchaser in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.  Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.4(e); provided, however, that for purposes of this sentence, references to the four Business Days period above shall be deemed to be references to a two Business Days period.

(f)           From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours), notify Parent in the event that the Company, any Company Subsidiary or any Company Representative receives (i) any Competing Proposal or indication by any Person that it is considering making a Competing Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal.  In connection with such notice, the Company shall indicate the identity of such Person or group of Persons and shall provide a copy of such Competing Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Competing Proposal, indication, inquiry or request), including any modifications thereto.  Thereafter, the Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Competing Proposal, indication, inquiry or request (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

(g)           Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through the Company Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act if the Company Board has determined in good faith, after consultation with its legal advisors, that the failure to do so would breach the directors’ fiduciary duties under applicable Law; provided, however, that any disclosures permitted under Section 5.4(g)(i) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board’s recommendation in favor of the transactions contemplated by this Agreement shall be deemed an Adverse Recommendation Change.

(h)           The Company agrees that any violation of the restrictions set forth in this Section 5.4 by any of the Company Representatives shall be deemed to be a material breach of this Agreement (including this Section 5.4) by the Company.

(i)            For purposes of this Agreement:

(i)           “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party relating to (A) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis, (B) the acquisition or license (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis, (C) the purchase or acquisition, in any manner, directly or indirectly, by any Person of 20% or more of the issued and outstanding shares of Company Common Stock or any other Equity Interests in the Company, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of the shares of Company Common Stock or any other Equity Interests of the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis or (E) any combination of the foregoing.

(ii)          “Superior Proposal” means an unsolicited bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “85%”) made by a Third Party which was not solicited by the Company, any Company Subsidiary or any Company Representative and which, in the good faith judgment of the Company Board, after consultation with its financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, and the Third Party making such Competing Proposal, (A) if accepted, is reasonably likely to be consummated and (B) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent, including pursuant to Section 5.4(e)).

5.5           Appropriate Action; Consents; Filings.

(a)           The Company and Parent shall use (and cause their respective Subsidiaries to use) their commercially reasonable efforts  to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including those matters set forth on Section 5.5(a) of the Company Disclosure Schedule, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any Action or Order by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the Offer, the exercise of the Top-Up Option and the Merger and (iii) promptly make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer, the Top-Up Option and the Merger required under (A) the Exchange Act, the Securities Act and any other applicable securities Laws, (B) the HSR Act and any other applicable competition Laws and (C) any other applicable Law, if any; provided, that the Company and Parent shall cooperate with each other in all respects in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9, the Proxy Statement and any other filings made or required to be made with the SEC in connection with the Offer or the Merger and the transactions contemplated thereby, (y) making an appropriate filing pursuant to the HSR Act as set forth in Section 5.5(d) and determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer, the exercise of the Top-Up Option or the Merger and (z) seeking any such actions, consents, approvals or waivers or timely making any such filings.  The Company and Parent shall furnish to each other all information required for any application or other filing under any applicable Law in connection with the transactions contemplated by this Agreement.  The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 5.5 as “Outside Counsel Only Material.”  Notwithstanding anything to the contrary in this Section 5.5, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and any Company Subsidiaries.

(b)           The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any Third Party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Offer, the exercise of the Top-Up Option or the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any Third Party consent described in the first sentence of this Section 5.5(b), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the consummation of the Offer or the Effective Time, from the failure to obtain such consent.  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer, the exercise of the Top-Up Option or the Merger, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(c)           Without limiting the generality of anything contained in this Section 5.5, each party hereto shall:  (i) give the other parties prompt notice of any request, inquiry, objection, charge or other Action, actual or threatened, by or before the United States Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”) or any other applicable Governmental Entity or any Third Party with respect to the Offer, the exercise of the Top-Up Option, the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, objection, charge or other Action and (iii) promptly inform the other parties of any communication to or from any Governmental Entity or any Third Party regarding the Offer, the Top-Up Option or the Merger.  Each party hereto will (i) use its commercially reasonable efforts to resolve any such request, inquiry, objection, charge or other Action, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, which shall include litigating or contesting any such Action or Order to a final, non-appealable decision, (subject in all respects to the provisions regarding the Outside Date set forth in Section 1.1(e) and Section 7.1(k)) so as to permit consummation of the transactions contemplated by this Agreement and (ii) consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer, the Top-Up Option, the Merger or any of the other transactions contemplated by this Agreement (such cooperation shall include consultation with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any Action by a Third Party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, providing the other party the opportunity to attend and participate in such meetings and conferences).

(d)           Without limiting the generality of anything contained in this Section 5.5, each party hereto agrees to: (i) on or before the date of the commencement of the Offer, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the FTC or the DOJ, which shall include using commercially reasonable efforts to certify compliance with any “second request” for additional information or documentary material from the FTC or DOJ pursuant to the HSR Act within four months after receipt of such second request and to produce documents on a rolling basis, and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.5 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Parent and the Company shall jointly direct the antitrust defense of the Offer, the Merger or any other transactions contemplated thereby, or negotiations with, any Governmental Entity or other Third Party relating to the Offer, the Merger or regulatory filings under applicable competition Law, subject to the provisions of this Section 5.5.  The parties shall use their commercially reasonable efforts to provide full and effective support of each other in all material respects in all such negotiations and other discussions or actions in order to cause the expiration or termination of the applicable waiting periods or receipt of required authorizations.  The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.  Each party hereto shall bear its own Expenses in connection with any such filings and actions contemplated pursuant to this Section 5.5(d).  None of Parent, the Purchaser or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition Laws, without the prior written consent of the other parties.

(e)           Notwithstanding the foregoing or any other provision of this Agreement (but subject in all respects to Section 5.1), (i) nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Article 7 hereof and (ii) nothing in this Agreement shall obligate Parent, the Purchaser or any of their respective affiliates to agree to (and none of the Company or any Company Subsidiary shall, without the prior written consent of Parent):  (A) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and the Company Subsidiaries or (D) waive any of the conditions set forth in Annex I of this Agreement.

5.6           Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would reasonably be likely to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.7           Public Announcements.  The initial press release with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent.  Thereafter, none of the parties shall (and each of the parties shall cause its representatives and affiliates, if applicable, not to) issue any press release or make any public announcement concerning this Agreement, the Offer, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent, the Purchaser, any of its affiliates or any Parent Representative, or (b) Parent, in the event the disclosing party is the Company, any Company Subsidiary or any Company Representative, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that (i) if a party determines, based upon advice of counsel, that a press release or public announcement is required by applicable Law or the rules or regulations of any applicable stock exchange, such party may make such press release or public announcement, in which case the disclosing party shall use its commercially reasonable efforts to provide the other parties reasonable time to comment on such release or announcement in advance of such issuance, (ii) this Section 5.7 shall terminate upon a Adverse Recommendation Change and (iii) each of the parties may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other parties, the Offer, the Merger or the transactions contemplated hereby.

5.8           Indemnification of Directors and Officers.

(a)           Parent and the Surviving Corporation agree that all rights of indemnification, exculpation and limitation of liabilities existing in favor of past and present directors and officers of the Company as provided in the Company Charter, the Company Bylaws or under any indemnification, employment or other similar Contracts between such past and present directors and officers of the Company and the Company, in each case as in effect on the date of this Agreement with respect to acts or omissions in their capacity as directors or officers occurring at or prior to the Effective Time, shall survive the Merger and continue in full force and effect in accordance with their respective terms (unless otherwise required by applicable Law).  From and after the Effective Time, Parent shall cause the Surviving Corporation to pay and perform in a timely manner such indemnification obligations.  Subject to Section 5.8(c), for a period of six years from and after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, exculpation, and advancement of expenses of directors and officers than are currently set forth in the Company Charter and the Company Bylaws (unless otherwise required by applicable Law).

(b)           For a period of six years from and after the Effective Time, the Surviving Corporation shall maintain for the benefit of the Company’s directors and officers, as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (accurate and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be as set forth on Section 5.8(b) of the Company Disclosure Schedule.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies are obtained by Parent prior to the Effective Time, which policies provide such directors and officers with substantially equivalent coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.  If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)           In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d)           The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee, subject to applicable Law (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

5.9           State Takeover Laws.  If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the execution, delivery or performance of this Agreement, the Offer, the Merger or the Top-Up Option, including the acquisition of Shares pursuant thereto, the Tender Agreements or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.10          Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares or Company Options pursuant to this Agreement, and the Offer and the Merger, shall be an exempt transaction for purposes of Section 16.

5.11          Employees.

(a)           In furtherance and not in limitation of any requirements under applicable Law, during the one year period following the Effective Time, Parent shall provide (or cause its affiliates, including the Surviving Corporation and the Company Subsidiaries, to provide) to each employee of the Company or any of the Company Subsidiaries who continues in employment with the Surviving Corporation or the Company Subsidiaries, as applicable, following the Effective Time (together, the “Continuing Employees”) benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of Parent and affiliates of Parent following the Effective Time.  For the avoidance of doubt, nothing in this Section 5.11(a) shall require Parent or its affiliates to provide compensation opportunities, including, without limitation, base salary, wage rates, incentive compensation or equity-based compensation, comparable, in the aggregate or otherwise, to the compensation opportunities provided to similarly situated employees of Parent and affiliates of Parent following the Effective Time.

(b)           Nothing in this Agreement shall restrict the right of Parent or any of its affiliates (including the Surviving Corporation) to terminate the employment of any employee after the Closing Date.  The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no employee or former employee of the Company or any Company Subsidiary or any other individual associated therewith or any Benefit Plan or trustee thereof shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment or other modification of any Benefit Plan for any purpose.  In addition, nothing in this Agreement shall be construed to create any right to any particular term or condition of employment or limit the right of Parent or any of its affiliates (including the Surviving Corporation) to amend or terminate or otherwise modify any Benefit Plan following the Effective Time.

(c)           The Company shall take the actions set forth on Section 5.11(c) of the Company Disclosure Schedule.

5.12           Benefit Plans.  Effective as of the day prior to the Effective Time, the Company and each Company Subsidiary will terminate any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective as of the day immediately prior to the Effective Time no employee of the Company or any Company Subsidiary shall have any right thereafter to contribute any amounts to any Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code.  At the request of Parent, the Company will provide Parent with evidence that each such Benefit Plan has been terminated effective as of the day immediately prior to the Effective Time pursuant to resolutions duly adopted by the Company Board or the board of directors of a Company Subsidiary, as applicable.  In addition, at the request of Parent, the Company and each Company Subsidiary will terminate any and all other Benefit Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either the day immediately prior to the Effective Time or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Benefit Plans have been so terminated pursuant to resolutions duly adopted by the Company Board or the board of directors of a Company Subsidiary, as applicable.  The Company also shall take such other actions in furtherance of terminating such Benefit Plans as Parent may reasonably require.

5.13          Rule 14d−10(d) Matters. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program or Contract pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the NASDAQ rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program or Contract and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program or Contract; provided, that nothing in this Section 5.13 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

5.14          Stockholder Litigation.  The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of, any Action brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Offer, the exercise of the Top-Up Option and the Merger; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement, or consent to the same without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

5.15          Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

5.16          Obligations of the Purchaser.  Parentwill take all actions necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

5.17          FIRPTA Certificate.  At or prior to the Closing, the Company shall deliver to the Purchaser or Parent an affidavit that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Parent.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1           Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)           The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

(b)           This Agreement shall have been adopted and the Merger approved by the requisite vote or written consent of the stockholders of the Company, if required by applicable Law.

(c)           The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any Law enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; provided, that prior to invoking this Section 6.1(c), each party shall use its commercially reasonable efforts to have any such Order or other legal restraint or prohibition lifted.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1           Termination.  This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors (or appropriate committee or designee) of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

(a)           By mutual written consent of Parent and the Company at any time prior to the Acceptance Time;

(b)           By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition or requirement of the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate the Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the failure or the non-satisfaction of any condition or requirement of the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

(c)           By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which Order or other action the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party if the issuance of such final and non-appealable Order or other action was due to the failure by such party (including, in the case of Parent, the Purchaser) to perform any of its obligations under this Agreement;

(d)           By Parent, at any time prior to the Acceptance Time if (i) an Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 5.4), (ii) the Company shall have breached in any material respect its obligations under Section 5.4, (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents, (iv) within five Business Days of the date any Competing Proposal or any material modification thereto is first publicly announced or otherwise communicated to the stockholders of the Company, or otherwise within five Business Days following Parent’s written request, the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation or (v) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of the foregoing;

(e)           By the Company, at any time prior to the Acceptance Time if the Company Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 5.4 with respect to such Superior Proposal (and any Competing Proposal that was a precursor thereto) and is otherwise permitted to accept such Superior Proposal pursuant to Section 5.4(e); provided, however, that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement and pay the Breakup Fee to Parent pursuant to Section 7.2;

(f)           By Parent, at any time prior to the Acceptance Time if:  (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (d)(iii) or (d)(iv) of Annex I is not or is not reasonably likely to be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 20 calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured;

(g)           By the Company, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement or breach of any covenant of Parent or the Purchaser contained in this Agreement that shall have had or is reasonably like to have, a Parent Material Adverse Effect, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 20 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured;

(h)           By Parent, at any time prior to the Acceptance Time if there has been a Company Material Adverse Effect;

(i)           By the Company, at any time prior to the Acceptance Time if the Purchaser shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 1.1 and at such time all of the conditions and requirements of the Offer set forth on Annex I are satisfied;

(j)           By the Company, if Parent or the Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as provided in Section 1.1, within 14 Business Days of the date hereof; provided, however, that the right to terminate the Agreement pursuant to this Section 7.1(j) shall not be available if the Company’s failure to fulfill any obligation under this Agreement (including those set forth in Section 1.1(h) and Section 1.2) has been a principal cause of, or resulted in, the failure of Parent or the Purchaser to so commence the Offer; or

(k)           By either the Company or Parent if the Acceptance Time has not occurred by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(k) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the failure of the Acceptance Time to occur by the Outside Date.

7.2           Effect of Termination.

(a)           In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except (i) with respect to Section 5.3(b), Section 5.7, this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered as a result of the willful and material breach by the Company, on the one hand, or Parent or the Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

(b)           Parent and the Company agree that if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or Section 7.1(e), then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee equal to $9,000,000 (the “Breakup Fee”).  For the avoidance of doubt, except as set forth in Section 7.2(a) and Section 7.2(e), the Company shall not be obligated to pay or reimburse Parent, the Purchaser or any of their affiliates for any of their costs or expenses upon termination of this Agreement pursuant to this Section 7.2(b).

(c)           Parent and the Company agree that if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (by reason of a failure of the Minimum Condition or any of the conditions of the Offer specified in paragraphs (d)(iii), (d)(iv) or (d)(vi) of Annex I) or Section 7.1(f), and prior to the date of termination of this Agreement a Competing Proposal shall have been made or otherwise communicated to the Company or the Company Board, then the Company shall pay the Breakup Fee to Parent no later than two Business Days after the earlier to occur of (A) the date of entrance by the Company or any Company Subsidiary into a Contract concerning a transaction that constitutes a Competing Proposal; (provided, that for purposes of this Section 7.2(c), the term “Competing Proposal” shall have the meaning assigned to such term in Section 5.4, except that the references to “20%” shall be deemed to be references to 50%) or (B) the date any Person (other than Parent or any Parent Subsidiary) purchases (in one or a series of transactions) assets of the Company or any Company Subsidiary representing 50% or more of the consolidated assets of the Company and the Companies Subsidiaries, or Equity Interests representing 50% or more of the voting power of the Company; provided, that any Contract or purchase referred to in clauses (A) and (B), respectively, of this sentence is entered into or completed by the Company or any Company Subsidiary within 12 months of the termination of this Agreement, or if there is no such Contract with respect to a purchase contemplated by clause (B), any tender, exchange or other offer or arrangement for the Company’s voting securities is first publicly announced within 12 months of such termination of this Agreement.

(d)           All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by in writing by Parent.  For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Breakup Fee on more than one occasion.

(e)           In the event that the Company shall fail to pay the Breakup Fee when due, the Company shall reimburse the other party for all reasonable cost and expenses actually incurred or accrued by such other party (including reasonable costs and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2.

(f)           Notwithstanding anything to the contrary in this Agreement (other than as set forth in Section 7.2(a) and Section 7.2(e)), Parent’s right to receive payment of the Breakup Fee from the Company shall be the sole and exclusive remedy of Parent and the Purchaser against the Company, the Company Subsidiaries and the Company Representatives for the loss suffered as a result of the failure of the Offer and the Merger to be consummated and upon payment of such amount, none of the Company, any of the Company Subsidiaries or any of the Company Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(g)           Each of the Company, Parent and the Purchaser acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement.

7.3           Amendment.  Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4           Waiver.  Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

8.1           Non-Survival of Representations and Warranties.  None of the representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2           Fees and Expenses.  Subject to Section 7.2 hereof, all Expenses incurred by the parties hereto (including, without limitation, any Expenses incurred in connection with obtaining any Third Party consents or any filings to be made pursuant to (i) the Exchange Act, the Securities Act or the rules and regulations of the NASDAQ, (ii) the HSR Act or other competition Laws or (iii) the DGCL or any Takeover Laws), shall be borne solely and entirely by the party which has incurred the same.

8.3           Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail (if also confirmed by facsimile sent during normal business hours of the recipient, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next Business Day), sent by certified or registered first-class mail, postage prepaid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.3.

If to Parent or the Purchaser, addressed to it at:

Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089
Phone:	(408) 349-3300
Fax:	(408) 349-3510
Attention:	General Counsel

with a copy to (for information purposes only):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025

Phone:	(650) 328-4600
Fax:	(650) 463-2600
E-mail:	ora.fisher@lw.com
jamie.leigh@lw.com
Attention:	Ora Fisher
Jamie Leigh

If to the Company, addressed to it at:

interclick, inc.
11 West 19th Street 10th Floor
New York, NY 10011

Phone:	(646) 722-6260
Fax:	(646) 558-1223
E-mail:	michael.katz@interclick.com
Attention:	Michael Katz

with a copy to (for information purposes only):

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166

Phone:	(212) 801-9200
Fax:	(212) 801-6400
E-mail:	schwartzbaumd@gtlaw.com
helselm@gtlaw.com
Attention:	David Schwartzbaum
Michael Helsel

and

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone:	(212) 930-9700
Fax:	(212) 930-9725
E-mail:	hkesner@srff.com
Attention:	Harvey Kesner

8.4           Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Applicable Parent Stock Price” means the average closing sales price for a share of Parent Common Stock on the Nasdaq Global Market for the 20 consecutive trading days ending with, and including, the trading day that is two trading days prior to the date of the Closing Date.  For the avoidance of doubt and to clarify, if the Closing Date occurs on a Thursday, the last closing sales price used for the averaging period would be the closing sales price for the preceding Tuesday.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, noncompetition, nondisclosure, nonsolicitation, severance, retirement, change in control, retention, termination or other similar Contract between the Company or any of the Company Subsidiaries, on the one hand, and any Participant, on the other hand.

“Benefit Plan” means each pension plan (as defined in Section 3(2) of ERISA, but whether or not subject to ERISA), post-retirement or employment health, medical, other welfare, cafeteria, disability, bonus, incentive, deferred compensation, equity or equity-based, severance, retirement, change in control, retention or termination plan, policy, program, practice, Contract and any other material plan, policy, program, practice or Contract providing compensation or other benefits to any Participant (or any dependent or beneficiary thereof), including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA, which are sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of the Company Subsidiaries or any Commonly Controlled Entity or under which the Company, any Company Subsidiary or any Commonly Controlled Entity has any material obligation or liability, other than any Benefit Agreement.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Commonly Controlled Entity” means any Person or entity that is (or at any relevant time was) treated as a single employer or under common control with the Company within the meaning of Section 414 of the Code.

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned, used, held for use or practiced by the Company or any Company Subsidiary, including any Intellectual Property and Intellectual Property Rights incorporated into or otherwise used, held for use or practiced in connection with any Company Offerings.

“Company Intellectual Property Contracts” means the Inbound Intellectual Property Contracts and Outbound Intellectual Property Contracts.

“Company Material Adverse Effect” means any change, event, effect, occurrence, or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except for any of the following changes, events, effects, occurrences or developments:  (A) changes in general economic or political conditions or financial or securities markets in general, in each case, in the United States or elsewhere in the world, (B) changes in the principal industry in which the Company and the Company Subsidiaries operate, (C) changes in Laws or the enforcement or interpretation thereof applicable to the Company or any of the Company Subsidiaries or in GAAP or in accounting standards, (D) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war (whether or not declared), armed hostilities, sabotage or terrorism, earthquakes, hurricanes, tornados or other natural disasters or calamities, (E) the negotiation, execution, delivery, announcement or performance of this Agreement or the taking of any actions pursuant to this Agreement, including without limitation, the impact thereof on the relationships of the Company or any Company Subsidiary with customers, (F) any failure of the Company to meet any internal or public projections, forecasts or estimates or the issuance of revised projections that are not as optimistic as those in existence on the date hereof, (G) any changes in the market price or trading volume of shares of Company Common Stock; provided, however, that the underlying causes of such change or failure shall not be excluded by this clause (G), or (H) the suspension of trading generally on the New York Stock Exchange or the Nasdaq Stock Market, except in the case of clauses (A), (B), (C) and (D), any changes, events, effects, occurrences or developments which disproportionately affect, individually or together with other changes, events, effects, occurrences or developments, the Company and the Company Subsidiaries when compared to other Persons operating in the principal industry in which the Company and the Company Subsidiaries operate.

“Company Offerings” means any products or services developed, manufactured, offered, provided, sold or otherwise distributed by or for the Company or any Company Subsidiary, including any products or service offerings under development that form the basis, in whole or in part, of any revenue or business projection provided to Parent.

“Company Warrant” means any option or arrangement to purchase Shares that is outstanding immediately prior to the Effective Time under any of the Contracts listed in Section 3.2(b) of the Company Disclosure Schedule.

“Company-Owned Intellectual Property” means any and all Company Intellectual Property that is owned in whole or in part by the Company or any Company Subsidiary (or that the Company or any Company Subsidiary claims or purports to own in whole or in part).  Company-Owned Intellectual Property includes Registered Company Intellectual Property.

“Contracts” means any of the agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, undertakings, covenants not to compete, licenses, instruments, obligations, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Works of Authorship, that such Works of Authorship, or other Software or other Intellectual Property incorporated into, derived from, used, or distributed with such Works of Authorship: (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Offerings, Company-Owned Intellectual Property, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law) or (iv) be redistributable at no license fee.  The GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses are examples of Copyleft Licenses.

“Copyleft Materials” means any Software or other Intellectual Property subject to a Copyleft License.

“Environmental Claims” means all accusations, allegations, Liens, demands, Actions, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Conditions or pursuant to applicable Environmental Laws.

“Environmental Conditions” means the presence of Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) relating to or arising out of the conduct of the business of the Company or any Company Subsidiary.

“Environmental Laws” shall mean all applicable Laws relating to pollution, protection of the environment (including without limitation ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants, or other natural resources), and/or protection of the health and safety of Persons from exposures to Hazardous Substances in the environment.

“Equity Exchange Ratio” means the quotient obtained by dividing (x) the Offer Price by (y) the Applicable Parent Stock Price.

“Equity Interest” means any share of capital stock, partnership, member or similar equity interests in any Person, and any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares, capital stock, partnership, member or similar equity interests, or any options, warrants or other rights of any kind to acquire or that are linked to the value of any such shares, capital stock, partnership, member or similar equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of such Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, provincial, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” shall mean all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under applicable Environmental Laws.

“HSR Act” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any and all:  (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering and manufacturing information and materials, (iii) specifications, designs, models, devices, prototypes, schematics and development tools, (iv) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”), (v) databases and other compilations and collections of data or information (“Databases”), (vi) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”), (vii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (viii) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information, such as product, marketing, servicing, financial, supplier, and personnel information, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories (“Trade Secrets”) and (ix) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including:  (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”), (ii) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral, economic and other industrial property rights, however denominated) (“Copyrights”), (iii) other rights with respect to Software, including registrations thereof and applications therefor, (iv) industrial design rights and registrations thereof and applications therefor, (v) rights with respect to Trademarks, and all registrations thereof and applications therefor, (vi) rights with respect to Domain Names, including registrations thereof and applications therefor, (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person, (viii) rights with respect to Databases, including copyright registrations thereof and copyright applications therefor, (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials and (x) any rights equivalent or similar to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means actual knowledge, after reasonable inquiry, of any executive officer of the Person and, solely with respect to the Company, the knowledge of the Persons listed on Section 8.4 of the Company Disclosure Schedule.

“Law” means any international, national, provincial, federal, state, municipal and local laws, treaties, statutes, ordinances, certificates, notices, by-laws, rules, regulations, Orders, or other requirements, policies or instruments of any Governmental Entity having the force of law.

“Licensed Company Intellectual Property” means any Company Intellectual Property that is not Company-Owned Intellectual Property and is licensed to the Company or a Company Subsidiary.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“on a fully diluted basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of Shares the Company is then required to issue pursuant to options, warrants, rights or other obligations outstanding at such date under any employee stock option or other benefit plans, warrant agreements or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the Company Stock Option Plans.

“Open Source” means any Software or other Intellectual Property that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to materially delay, consummation of the Offer or the Merger or performance by Parent or the Purchaser of any of their material obligations under this Agreement.

“Participant” means each current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of law, (c) with respect to Leased Real Property, Liens disclosed on existing title reports or existing surveys made available to Parent and such other non-monetary Liens, if any, which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and the Company Subsidiaries or would detract materially from the use, occupancy, value or marketability of title thereto, including (i) easements, encroachments and other matters not of record which would be disclosed by an accurate survey or a personal inspection of the property and (ii) title to any portion of the premises lying within the right of way or boundary of any public road or private road.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means information from or about an individual that is sufficient to identify such individual, including, but not limited to, an individual’s: first and last name, home or other physical address; telephone number, including home telephone number and mobile telephone number, email address or other online contact information, such as a user identifier or screen name; financial account number, government-issued identifier, or persistent identifier, such as IP address or other unique identifier associated with a Person, device or web browser; list of contacts; sufficiently precise physical location; or any other information from or about an individual consumer that is combined with information from or about an individual that is sufficient to identify such individual.

“Registered Company Intellectual Property” means:  (i) all Patents, registered Trademarks, applications to register Trademarks (including intent-to-use applications), registered Copyrights, applications to register Copyrights, and all Domain Names that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company or any Company Subsidiary and (ii) any other applications, registrations, recordings and filings by the Company or any Company Subsidiary (or otherwise authorized by or in the name of the Company or any Company Subsidiary) with respect to any Company-Owned Intellectual Property.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 “Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized Databases, including all data and information included in such Databases, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such Equity Interests, that would confer control of any such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Taxes” means any and all (i) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, whether disputed or not, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, national insurance, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and gains tax and license, registration and documentation fees and (ii) liability for amounts described under clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of any applicable Law), as a result of transferee or successor liability, by Contract, by law or otherwise.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar statement or document relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transfer Taxes” means all transfer, stamp, documentary and similar Taxes incurred in connection with the transfer of Shares pursuant to this Agreement and the transactions contemplated herein.

“Third Party” shall mean any Person other than Parent, the Purchaser and their respective affiliates.

“Uncured Inaccuracy”  with respect to a representation or warranty of a party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

8.5           Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“2011 Stock Option Plan”	Section 2.4(a)(iv)
“Action”	Section 3.15(a)
“Acceptance Time”	Section 1.3(a)
“Adverse Recommendation Change”	Section 5.4(d)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.4(b)

“Assumed Company Option”	Section 2.4(a)(ii)
“Assumed RSUs”	Section 2.4(b)(ii)
“Book-Entry Shares”	Section 2.2(b)
“Breakup Fee”	Section 7.2(b)
“Certificate of Merger”	Section 1.5
“Certificates”	Section 2.2(b)
“Closing”	Section 1.5
“Closing Date”	Section 1.5
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Bylaws”	Section 3.1(b)
“Company Charter”	Section 3.1(b)
“Company Common Stock”	Section 3.2(a)
“Company Compensation Arrangement”	Section 3.13(g)
“Company Disclosure Schedule”	Article 3
“Company Financial Advisor”	Section 3.23
“Company Material Contract”	Section 3.14(b)
“Company Option”	Section 2.4(a)(i)
“Company Permits”	Section 3.6(a)
“Company Personnel”	Section 3.17(k)
“Company Preferred Stock”	Section 3.2(a)
“Company Representatives”	Section 5.3(a)
“Company RSU”	Section 2.4(b)(ii)

“Company SEC Documents”	Section 3.7(a)
“Company Stock Option Plans”	Section 2.4(a)(i)
“Company Stockholder Approval”	Section 3.26
“Company Subsidiary”	Section 3.1
“Competing Proposal”	Section 5.4(i)(i)
“Confidentiality Agreement”	Section 5.3(b)
“Contaminants”	Section 3.17(s)
“Continuing Directors”	Section 1.3(a)
“Continuing Employees”	Section 5.11(a)
“Dissenting Shares”	Section 2.3
“DGCL”	Recitals
“DOJ”	Section 5.5(c)
“D&O Insurance”	Section 5.8(c)
“Effective Time”	Section 1.5
“Employment Compensation Arrangement”	Section 3.13(g)
“Exchange Act”	Section 1.1(a)
“Expiration Date”	Section 1.1(d)
“Export Approvals”	Section 3.29(a)
“Fairness Opinion”	Section 3.23
“FTC”	Section 5.5(c)
“Grant Date”	Section 3.2(c)
“Inbound Intellectual Property Contracts”	Section 3.17(b)
“Inclusive Companies”	Section 3.16
“Independent Directors”	Section 1.3(c)

“Initial Expiration Date”	Section 1.1(d)
“Insurance Policies”	Section 3.20
“Key Employee”	Recitals
“Lease Agreements”	Section 3.14(a)
“Leased Real Property”	Section 3.22
“Merger”	Recitals
“Merger Agreement”	Annex I
“Merger Consideration”	Section 2.1(a)
“Minimum Condition”	Section 1.1(a)
“NASDAQ”	Section 1.3(a)
“Non-Competition Agreement”	Recitals
“Non-Personal Information”	Section 3.18(a)
“Notice of Superior Proposal”	Section 5.4(e)
“Offer”	Recitals
“Offer Documents”	Section 1.1(h)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Option Payments”	Section 2.4(a)(i)
“Order”	Section 3.15(b)
“Outbound Intellectual Property Contracts”	Section 3.17(b)
“Outside Date”	Section 1.1(e)
“Parent”	Preamble
“Parent Representatives”	Section 5.3(a)
“Parent Subsidiary”	Section 4.3

“Paying Agent”	Section 2.2(a)
“Privacy Policies”	Section 3.18(a)
“Promissory Note”	Section 1.7(a)
“Proxy Statement”	Section 5.2(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1(c)
“Required Third-Party Consents”	Annex I
“Required Governmental Approval”	Annex I
“Restricted Share”	Section 2.4(b)(i)
“Sarbanes-Oxley Act”	Section 3.7(a)
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(h)
“SEC”	Section 1.1(e)
“Section 16”	Section 5.10
“Shares”	Recitals
“Short Form Threshold”	Section 1.6
“Significant Customer”	Section 3.14(e)
“Significant Supplier”	Section 3.14(f)
“Special Meeting”	Section 5.2(b)
“Superior Proposal”	Section 5.4(i)(ii)
“Surviving Corporation”	Section 1.4(a)
“Takeover Statutes”	Section 3.3(b)
“Tender Agreements”	Recitals
“Top-Up Closing”	Section 1.7(c)

“Top-Up Exercise Notice”	Section 1.7(c)
“Top-Up Notice Receipt”	Section 1.7(c)
“Top-Up Option”	Section 1.7(a)
“Top-Up Option Shares”	Section 1.7(a)
“Unscheduled Inbound IP Contracts”	Section 3.17(e)
“Unscheduled Outbound IP Contracts”	Section 3.17(e)
“WARN Act”	Section 3.13(d)

8.6           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7           Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8           Entire Agreement.  This Agreement, together with the Exhibits, the Company Disclosure Schedule and the other documents delivered pursuant to this Agreement, and the Confidentiality Agreement, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.9           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties and any assignment without such prior written consent shall be null and void.

8.10           No Third-Party Beneficiaries.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.8, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (including the right to rely upon the representations and warranties set forth herein).

8.11          Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  All references in this Agreement to “$” are references to United States dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  To the extent this Agreement refers to information or documents to be delivered, provided or made available to Parent or the Purchaser, the Company shall be deemed to have satisfied such obligation if the Company has delivered, provided or made available such information or document to Parent in the online data room managed by the Company in connection with the transactions contemplated by this Agreement at least one (1) calendar day prior to the date hereof.

8.12          Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

(a)           This Agreement and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware (without regard to Laws that may be applicable under conflicts of Laws principles, whether of the State of Delaware or any other jurisdiction).

(b)           Any action, claim, suit or proceeding between the parties hereto arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom).  Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such action, claim, suit or proceeding and agrees that it will not bring any such action, claim, suit or proceeding in any other court.  Furthermore, each party hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 8.3, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action, claim, suit or proceeding in such court is brought in an inconvenient forum, (B) the venue of the action, claim, suit or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party agrees that notice or the service of process in any action, claim, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.3 or in such other manner as may be permitted by applicable Law.

(c)           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.  EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13          Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile, .pdf or other electronic means), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14          Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any such injunction shall be in addition to any other remedy to which any party is entitled, at law or in equity.  In connection with any action for specific performance, each party hereby irrevocably waives any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 8.14.

[signature page follows]

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

YAHOO! INC.

By:	/s/ Timothy R. Morse
a duly authorized signatory

INNSBRUCK ACQUISITION CORP.

By:	/s/ Andrew Cring
a duly authorized signatory

INTERCLICK, INC.

By:	/s/ Michael Katz
a duly authorized signatory

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment, and may delay the acceptance for payment of, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) the Required Governmental Approval shall not have been obtained or any waiting period (or extension thereof) or mandated filing shall not have lapsed or been made at or prior to the Expiration Date, (c) the Required Third Party Consents shall not have been obtained at or prior to the Expiration Date or (d) any of the following events, conditions or developments exists or has occurred and is continuing at the Expiration Date:

(i)             there shall be instituted or pending any Action by any Governmental Entity of competent jurisdiction against Parent, the Purchaser, the Company or any Company Subsidiary, or otherwise in connection with the Offer or the Merger, which remains pending and the outcome of which would reasonably be expected to, directly or indirectly, (A) make illegal, restrain, prohibit or delay the making or consummation of the Offer or the Merger, (B) make illegal, restrain or prohibit the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any portion of the assets or businesses of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer or the Merger or compel Parent or any of its Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or impose any limitations on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets or (C) make illegal, restrain, prohibit or impose any limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rivghts of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote any Shares acquired or owned by Purchaser, the Purchaser or their respective Subsidiaries on all matters properly presented to the stockholders of the Company;

 (ii)           there shall be any Law or Order enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by a Government Entity with respect to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of any applicable waiting period under the Required Governmental Approval, that, directly or indirectly, (A) makes illegal, restrains, prohibits or delays the making or consummation of the Offer or the Merger, (B) makes illegal, restrains or prohibits the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any portion of the assets or businesses of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer or the Merger or compels Parent or any of its Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or imposes any limitations on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets or (C) makes illegal, restrains, prohibits or imposes any limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote any Shares acquired or owned by Purchaser, the Purchaser or their respective Subsidiaries on all matters properly presented to the stockholders of the Company;

Annex I-1

(iii)           (A) any representation or warranty of the Company contained in Sections 3.2, 3.3, 3.7 or 3.27 of the Merger Agreement shall fail to be true and correct in all material respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) or (B) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect; provided, however, if either the number of Shares set forth in clause (i) of the first sentence of Section 3.2(a), or the numbers of Shares subject to outstanding Equity Interests set forth in the first sentence of Section 3.2(b), in each case as of October 31, 2011, deviates,  individually or in the aggregate, by an amount that exceeds one-half of one percent of the fully diluted capitalization of the Company, such representations and warranties in Section 3.2 shall be deemed to fail to be true and correct in all material respects;

(iv)           the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured prior to the Expiration Date;

(v)           there shall have occurred a Company Material Adverse Effect;

(vi)           the Purchaser shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (iii), (iv) and (v) of this Annex I have been satisfied; or

(vii)          the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including those set forth in clauses (a), (b) and (c) of the initial paragraph) are for the sole benefit of the Purchaser and may be asserted by the Purchaser in its reasonable judgment regardless of the circumstances giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion, in each case subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC.  Any reference in this Annex I or the Merger Agreement to a condition or requirement contained in this Annex I being satisfied shall be deemed to be satisfied if such condition or requirement is so waived.

Annex I-2

The foregoing conditions shall be in addition to, and not a limitation of, the rights of the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement.  The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

As used in this Annex I, the term “Required Governmental Approval” shall mean the expiration or early termination of any applicable waiting period or receipt of required clearance, consent, authorization or approval under the HSR Act,  and the term “Required Third-Party Consents” shall mean the receipt of an amendment to each Company Warrant, executed by the applicable holder thereof, such that the terms of such security provide for the automatic exercise of the applicable Company Warrant immediately prior to the Closing.  The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 31, 2011, by and among Yahoo! Inc., Innsbruck Acquisition Corp. and interclick, inc..

Annex I-3